As filed with the Securities and Exchange Commission on September 20, 2005.

An Exhibit List can be found on page II-4.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN STEM CELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	2836	34-2052587
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

11300 W. Olympic Blvd., Suite 800, Los Angeles, California 90064

(310) 312-6888

 (Address and telephone number of principal executive offices)

Incorp Services

3155 E. Patrick, Suite 1

Las Vegas, Nevada 89120

 (Name, address and telephone number of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates

11300 West Olympic Blvd., Suite 800

Los Angeles, California 90064

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value (2)	1,000,000	$1.00	$ 1,000,000	$ 126.70
Common Stock, $.001 par value (3)	650,000	$1.00	$ 650,000	$ 82.35
Common Stock, $.001 par value (4)	24,836,985	$1.00	$ 24,836,985	$ 3,146.85
Common Stock, $.001 par value (5)	1,000,000	$1.00	$ 1,000,000	$ 126.70
Common Stock, $.001 par value (6)	1,500,000	$3.00	$ 4,500,000	$ 570.15
Total	28,986,985	$1.10	$ 31,986,985	$ 4,052.75

        (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using recent transactions for valuation.

        (2) Represents shares of common stock issued to Shareholders of Regal One Corp., a dividend declared August 1, 2005.

        (3) Represents shares of common stock issued to certain investors of American Stem Cell Corporation.

        (4)  Represents shares of common stock issued to the founders of American Stem Cell Corporation.

        (5) Represents shares of common stock underlying stock options issued to Array Capital which have an exercise price of $1.00 per share and are exercisable until March 31, 2006.

        (6) Represents shares of common stock underlying stock options issued to Regal One Corporation which have an exercise price of $3.00 per share and are exercisable until August 15, 2008.

We will amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2005

American Stem Cell Corporation

Up to 28,986,985 Shares of

Common Stock

        This prospectus relates to the resale by the selling stockholders of up to 28,986,985 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

        Our common stock is not currently quoted on the Over-The-Counter Bulletin Board, although such a listing may occur in the near future.

Investing in our common stock involves substantial risks.

See "Risk Factors," beginning on page 5.

        No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by American Stem Cell Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Interests of Named Experts and Counsel	32
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	33
Organization Within the Last Five Years	33
Description of Business	35
Management's Discussion and Analysis of Financial Condition or Plan of Operation	54
Description of Property	58
Certain Relationships and Related Transactions	58
Market for Common Equity and Related Stockholder Matters	59
Executive Compensation	60
Available Information	60
Financial Statements	F-1
Change in and Disagreement With Accountant on Accounting or Financial Disclosure	75
Indemnification of Directors and Officers	75
Other Expenses of Issuance and Distribution	75
Recent Sales of Unregistered Securities	75
Exhibits	77
Undertakings	78
Signatures	79

Item 3.    Summary Information and Risk Factors

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "ASC," "we," "us," and "our" refer to American Stem Cell Corporation

American Stem Cell Corporation

     American Stem Cell Corporation ("ASC") was incorporated in the State of Nevada on March 15, 2005.  American Stem Cell Corporation believes that a unique and significant business opportunity exists for any company capable of taking the lead in evaluating, acquiring, integrating and commercializing advanced stem cell and related technologies and resulting therapies.

Given the current and rapidly expanding degree of international interest, the amount of monies being dedicated to research, and the potential for breakthroughs, our management believes there has never been a better window of opportunity to create a "global approach" in the business development of stem cell and related therapies.

ASC is intent on becoming an industry leader in the commercialization of stem cell research achievements by seeking to control a combination of compatible technology advances that could result in the acceleration to market of stem cell therapies.

ASC's corporate strategy is currently made possible by the vertical nature of the research community.

Typically, stem cell research is still the domain of small, scientific entities working independently or under the auspices of hospitals or universities.  Research is generally driven by one key scientist, who is in the business of research not the business of marketing any eventual technology or therapies originating from his or her work.

By keeping its "finger on the pulse" of international stem cell research, ASC can view the research playing field in its entirety.  ASC can anticipate trends and achievements and react quickly to research developments that, if viewed independently, may not create the same degree of importance as if viewed in conjunction with other compatible technology known to or controlled by ASC.

ASC's corporate goal is to be first to market as a solutions provider for the stem cell research industry and the ultimate medical solutions provider through applied stem cell therapies.  To this end, ASC has begun the process of locating small, privately held companies whose focus is on the field of stem cell research and related corporate opportunities for acquisition purposes.   ASC's first acquisition, Lifeline Cell Technology, LLC, has been identified and an agreement exists between the members of Lifeline and ASC for the completion of this acquisition.

        For the period from March 15, 2005 (inception) to June 30, 2005, ASC incurred net losses of $3,593.  As of June 30, 2005, we had an accumulated deficit of $3,593.

        Our principal executive offices are located at 11300 W. Olympic Blvd., Suite 800, Los Angeles, California 90064 and our telephone number is (310) 312-6888. We are a Nevada corporation.

The Offering

Common stock outstanding before offering .....................	36,695,002 shares
Common stock offered by selling stockholders ................	Up to 28,986,985 shares.
Common stock to be outstanding after the offering .........	36,695,002 shares.
Use of proceeds...........................................................................	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.
OTCBB Symbol: Not Applicable (no trading in this stock).

RISK FACTORS

Our business is subject to various risks, included but not limited to those described below.  You should carefully consider these factors, together with all the other information disclosed in this Report on Form SB-2.  Any of these risks could have a materially adverse affect on our business, operating results and financial condition.

Risks Relating to Our Early Stage of Development

We have a limited operating history on which potential investors may evaluate our operations and prospects for profitable operations. We have a limited operating history on which a potential investor may base an evaluation of us and our prospects.  If we are unable to begin and sustain profitable operations, investors may lose their entire investment in us. We are in the development stage, and our prospects must be considered speculative in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly in light of the uncertainties relating to the new, competitive and rapidly evolving markets in which we anticipate we will operate. To attempt to address these risks, we must, among other things, locate and acquire various businesses which would be able to work together to strengthen their positions in the market. A substantial risk is involved in investing in us because, as a development stage company,

    *    we have fewer resources than an established company;

    *    our management may be more likely to make mistakes at such an early stage; and

    *    we may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond out control.

These difficulties would be compounded in the event that we acquire a business with a heavy dependence on emerging and sometimes unproven technologies.  In addition, the fact that some of our significant potential revenue sources may involve ethically sensitive and controversial issues which could become the subject of legislation or regulations that could materially restrict our operations and, therefore, harm our financial condition, operating results and prospects for bringing our investors a return on their investment.

We have a very short history and minor operating losses, and we cannot assure you that we will achieve future revenues or operating profits. We have generated no revenue to date from our limited operations.  Historically, we have had net operating losses since our inception March 15, 2005.  We have limited current potential sources of revenue and we cannot assure you that we will be able to conclude any acquisitions or develop such revenue sources or that our operations will become profitable.  If we continue to suffer losses, investors may not receive any return on their investment and may lose their entire investment.

We have no current operating subsidiaries, no commercially marketable products and no immediate ability to generate revenue, nor any assurance of being able complete any business acquisitions.  As a result, we may never be able to operate profitably. We are just beginning to identify acquisition targets which could generate revenue and may not receive significant revenues for the next several years, if at all.  Our potential acquisitions will require significant additional effort and investment prior to material completion.  For that reason, we may not be able to generate revenues or operate profitably.

We will require substantial additional funds to continue operating which may not be available on acceptable terms, if at all.  Without substantial additional financing during this period, we will need to significantly limit our capital and operational spending and therefore be limited in our ability to complete any business acquisitions.

We are evaluating alternatives and sources for additional funding, which may include public or private investors or strategic partners. Lack of necessary funds may require us to delay, scale back or eliminate some or all of our capital expenditures.

In addition, our cash requirements may vary materially from those now planned because of results of operations of any later-acquired businesses

Risks Relating to Our Common Stock

The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.  Sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock.  We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business.  Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute your interest in the Company. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Furthermore, we may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

Our insurance policies may be inadequate and potentially expose us to unrecoverable risks.  We will have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.  Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

Risks Relating to Our Common Stock

Stock prices for biotechnology companies have historically tended to be very volatile.  Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

    *    clinical trial results;

    *    the amount of our cash resources and our ability to obtain additional funding;

    *    announcements of research activities, business developments, technological innovations or new products by us or our competitors;

    *    entering into or terminating strategic relationships;

    *    changes in government regulation;

    *    disputes concerning patents or proprietary rights;

    *    changes in our revenues or expense levels;

    *    public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

    *    reports by securities analysts;

    *    activities of various interest groups or organizations;

    *    media coverage; and

    *    status of the investment markets.

This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

Risks Relating to Government Regulation

We may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions. Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of our competitors are located in those countries.  The laws protecting intellectual property in some of those countries may not provide protection for our trade secrets and intellectual property adequate to prevent our competitors from misappropriating our trade secrets or intellectual property.  If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue.

Companies such as ours engaged in research using nuclear transfer and embryonic stem cells are currently subject to strict government regulations, and our operations could be harmed by any legislative or administrative efforts impacting the use of nuclear transfer technology or human embryonic material.  Our business is focused on human cell therapy, which includes the production of human differentiated cells from stem cells and involves the use of nuclear transfer technology, human oocytes, and embryonic material.  Nuclear transfer technology, commonly known as therapeutic cloning, and research utilizing embryonic stem cells are controversial subjects, and are currently subject to intense scrutiny, both in the United States, the United Nations and throughout the world, particularly in the area of nuclear transfer of human cells and the use of human embryonic material.

We cannot assure you that our operations will not be harmed by any legislative or administrative efforts by politicians or groups opposed to the development of nuclear transfer technology generally or the use of nuclear transfer for therapeutic cloning of human cells specifically. Further, we cannot assure you that legislative or administrative restrictions directly or indirectly delaying, limiting or preventing the use of nuclear transfer technology or human embryonic material or the sale, manufacture or use of products or services derived from nuclear transfer technology or human embryonic material will not be adopted in the future.

Restrictions on the use of human embryonic stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.  Some of our most important programs involve the use of stem cells that are derived from human embryos. The use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human embryonic stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.  Some political and religious groups have voiced opposition to our technology and practices. We use stem cells derived from human embryos that have been created for in-vitro fertilization procedures but are no longer desired or suitable for that use and are donated with appropriate informed consent for research use. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using human embryonic stem cells, thereby impairing our ability to conduct research in this field.

Potential and actual legislation and regulation related to our technology could limit our activities and ability to develop products for commercial sales, depriving us of our anticipated source of future revenues. Bills may be introduced in the U.S. Congress in the future aiming to prohibit the use or commercialization of somatic cell nuclear transfer technology or of any products resulting from it, including those related to human therapeutic cloning and regenerative medicine.  If passed, such a bill could have a significant influence on our ability to pursue our research, development and commercialization plans in the United States.

Any future or additional government-imposed restrictions in these or other jurisdictions with respect to use of embryos or human embryonic stem cells in research and development could have a material adverse effect on us, by, among other things:

    *    harming our ability to establish critical partnerships and collaborations;

    *    delaying or preventing progress in our research and development;

    *    limiting or preventing the development, sale or use of our products; and

    *    causing a decrease in the price of our stock.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and other countries, we cannot predict whether or when we will be permitted to commercialize our products. Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities.  We are or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research and development work. The preclinical testing and clinical trials of the products that we or our collaborators develop are subject to extensive government regulation that may prevent us from creating commercially viable products from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing.

If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.  The regulatory process, particularly in the biotechnology field, is uncertain, can take many years and requires the expenditure of substantial resources. Biological drugs and non-biological drugs are rigorously regulated. In particular, proposed human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the FDA in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. We may never obtain regulatory approval to market our proposed products.

Our products may not receive FDA approval, which would prevent us from commercially marketing our products and producing revenues. The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. We cannot yet accurately predict when we might first submit any Investigational New Drug, or IND, application to the FDA, or whether any such IND application would be granted on a timely basis, if at all, nor can we assure you that we will successfully complete any clinical trials in connection with any such IND application. Further, we cannot yet accurately predict when we might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all.  As a result, we cannot assure you that FDA approvals for any products developed by us will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of our products and our ability to generate product revenue.

For-profit entities may be prohibited from benefiting from grant funding.  There has been much publicity about grant resources for stem cell research, including Proposition 71 in California. To date, California has not provided any funding related to research activities pursuant to this Proposition, and there is ongoing litigation in California that may delay, or prevent the sale of State bonds that would fund the activities contemplated by California voters.  In addition, rules and regulations related to any funding that may ultimately be provided, the type of entity that will be eligible for funding, the science to be funded, and funding details have not been finalized.  As a result of these uncertainties regarding Proposition 71, we cannot assure you that funding, if any, will be available to the Company, or any for-profit entity.

The government maintains certain rights in technology that we develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines. Certain of our and our licensors' research has been or is being funded in part by government grants. In connection with certain grants, the U.S. Government retains rights in the technology developed with the grant. These rights could restrict our ability to fully capitalize upon the value of this research.

Risks Relating to Competition

Our competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than we do. The biotechnology and pharmaceutical industries are characterized by intense competition. We compete against numerous companies, many of which have substantially greater financial and other resources than we have. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases targeted by us. Companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Advanced Cell Technology, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, have substantially greater resources and experience in our fields than we do, and are well situated to compete with us effectively.  Of course, any of the world's largest pharmaceutical companies represents a significant actual or potential competitor with vastly greater resources than ours.

These companies hold licenses to genetic selection technologies and other technologies that are competitive with those of our technologies.  These and other competitive enterprises have devoted, and will continue to devote, substantial resources to the development of technologies and products in competition with us.

Private and public academic and research institutions also compete with us in the research and development of human therapeutic products.  In the past several years, the pharmaceutical industry has selectively entered into collaborations with both public and private organizations to explore the possibilities that stem cell therapies may present for substantive breakthroughs in the fight against disease.

In addition, many of our competitors have significantly greater experience and financial resources than we have in the development, pre-clinical testing and human clinical trials of biotechnology and pharmaceutical products, in obtaining FDA and other regulatory approvals of such products and in manufacturing and marketing such products. Accordingly our competitors may succeed in obtaining FDA approval for products more rapidly or effectively than we can. Our competitors may also be the first to discover and obtain a valid patent to a particular stem cell which may effectively block all others from doing so.  It will be important for us or our collaborators to be the first to discover any stem cell that we are seeking to discover. Failure to be the first could prevent us from commercializing all of our research and development affected by that discovery. Additionally, if we commence commercial sales of any products, we will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which we have no experience.

The United States is encountering tremendous competition from many foreign countries that are providing an environment more attractive for stem cell research. The governments of numerous foreign countries are investing in, providing facilities, personnel and legal environments intended to attract biotechnology companies and encourage stem cell research and development of stem cell-related technologies.

These efforts by foreign countries may make it more difficult to effectively compete in our industry and may generate competitors with substantially greater resources than ours.

Risks Relating to Our Reliance on Third Parties

We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.  Our strategy for the development, clinical testing and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

    *    design and conduct advanced clinical trials in the event that we reach clinical trials;

    *    fund research and development activities with us;

    *    pay us fees upon the achievement of milestones; and

    *    market with us any commercial products that result from our collaborations.

The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products. We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities.

In addition, we have formed research collaborations with academic and other research institutions throughout the world. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

We also rely on other companies for certain process development or other technical scientific work. We have contracts with these companies that specify the work to be done and results to be achieved, but we do not have direct control over their personnel or operations.  If any of these third parties are unable or refuse to contribute to projects on which we need their help, our ability to generate advances in our technologies and develop our products could be significantly harmed.

General Risks Relating to Our Business

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.  Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

Patent litigation presents an ongoing threat to our business with respect to both outcomes and costs.. We could incur substantial litigation or interference costs in defending ourselves against suits brought against us or in suits in which we may assert our patents against others. If the outcome of any such litigation is unfavorable, our business would likely be materially adversely affected. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to us.  Without additional capital, we may not have the resources to adequately defend or pursue this litigation.

We may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce our ability to operate profitably.  Our ability to successfully commercialize certain of our proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

Our products may be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.  Our products may be significantly more expensive to manufacture than most other drugs currently on the market today.  We would hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these, or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of most drugs on the market today. In addition, we may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

To be successful, our proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.  Our proposed products and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

    *    our establishment and demonstration to the medical community of the clinical efficacy and safety of our proposed products;

    *    our ability to create products that are superior to alternatives currently on the market;

    *    our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

    *    reimbursement policies of government and third-party payors.

If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan. Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more certain key executive officers, or scientific officers, would be significantly detrimental to us.  In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.

We have no product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy. The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us. We have no product liability insurance. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses.

We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

The Company presently has members of management and other key employees located in various locations throughout the country which adds complexities to the operation of the business.  Presently, the Company has members of management and other key employees located in both California and Canada which adds complexities to the operation of our business.  The Company intends to establish its corporate office and the research facilities of Lifeline Cell Technology LLC in California.  The Company will likely incur significant costs associated with maintaining multiple locations

We face risks related to compliance with corporate governance laws and financial reporting standards.  The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, required changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting ("Section 404"), have materially increased our legal and financial compliance costs and made some activities more time-consuming and more burdensome. Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management assess our internal control over financial reporting annually and include a report on its assessment in our annual report. Our independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal controls and management's assessment of the design and the operating effectiveness of its internal controls. There exist material weaknesses and deficiencies at this time in the Company's internal controls.  These weaknesses and deficiencies could have a material adverse effect on our business and operations.

LIFELINE CELL TECHNOLOGY – RISK FACTORS ASSOCIATED WITH PENDING ACQUISTION

If ASC is able to complete the acquisition of Lifeline Cell Technology, LLC, the following additional risk factors will be relevant (Any of the following references to "We" include Lifeline):

We rely on nuclear transfer and embryonic stem cell technologies that we may not be able to successfully develop, which will prevent us from generating revenues, operating profitably or providing investors any return on their investment. We have concentrated our research on our nuclear transfer and embryonic stem cell technologies, and our ability to operate profitably will depend on being able to successfully develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. We cannot guarantee that we will be able to successfully develop our nuclear transfer and embryonic stem cell technologies or that such development will result in products or services with any significant commercial utility. We anticipate that the commercial sale of such products or services, and royalty / licensing fees related to our technology, would be our primary sources of revenues. If we are unable to develop our technologies, investors will likely lose their entire investment in us.

The outcome of pre-clinical, clinical and product testing of our products is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products.  Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans.  We cannot assure you that the clinical trials of our products, or those of our licensees or collaborators, will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such products will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm our ability to generate revenues.  In addition, our prospective products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our prospective products. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in us.

We may not be able to commercially develop our technologies and proposed product lines, which, in turn, would significantly harm our ability to earn revenues and result in a loss of investment. Our ability to commercially develop our technologies will be dictated in large part by forces outside our control which cannot be predicted, including, but not limited to, general economic conditions, the success of our research and pre-clinical and field testing, the availability of collaborative partners to finance our work in pursuing applications of nuclear transfer technology and technological or other developments in the biomedical field which, due to efficiencies, technological breakthroughs or greater acceptance in the biomedical industry, may render one or more areas of commercialization more attractive, obsolete or competitively unattractive. It is possible that one or more areas of commercialization will not be pursued at all if a collaborative partner or entity willing to fund research and development cannot be located.  Our decisions regarding the ultimate products and/or services we pursue could have a significant adverse affect on our ability to earn revenue if we misinterpret trends, underestimate development costs and/or pursue the wrong products or services. Any of these factors either alone or in concert could materially harm our ability to earn revenues and could result in a loss of any investment in us.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably. We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies will not render our technologies or potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

We may not be able to protect our proprietary technology, which could harm our ability to operate profitably. The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

*    we will succeed in obtaining any patents, obtain them in a timely manner, or that the breadth or degree of protection that any such patents will protect our interests;

*    the use of our technology will not infringe on the proprietary rights of others;

*    patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or not be challenged, invalidated or infringed; or

*    patents will not be issued to other parties, which may be infringed by our potential products or technologies.

We are aware of certain patents that have been granted to others and certain patent applications that have been filed by others with respect to nuclear transfer technologies.  The fields in which we operate have been characterized by significant efforts by competitors to establish dominant or blocking patent rights to gain a competitive advantage, and by considerable differences of opinion as to the value and legal legitimacy of competitors' purported patent rights and the technologies they actually utilize in their businesses.

Our business is highly dependent upon maintaining licenses with respect to key technology. Several of the key patents we utilize are licensed to us by third parties.  These licenses are subject to termination under certain circumstances (including, for example, our failure to make minimum royalty payments or to timely achieve development and commercialization benchmarks).  The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors.

Certain of such licenses also contain restrictions (e.g., limitations on our ability to grant sublicenses)  that could materially interfere with our ability to generate revenue through the licensing or sale to third parties of important and valuable technologies that we have, for strategic reasons, elected not to pursue directly.  The possibility exists that in the future we will require further licenses to complete and/or commercialize our proposed products.  We cannot assure you that we will be able to acquire any such licenses on a commercially viable basis.

Certain of our technology is not protectable by patent. Certain parts of our know-how and technology are not patentable. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us.  We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

Forward-Looking Statements

The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

Item 4.    Use of Proceeds

    There will be no proceeds received from the initial sales of stock.

Item 5.    Determination of Offering Price

N/A

Item 6.    Dilution

N/A

Item 7.    Selling Security Holders.

        The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

	Shares Beneficially Owned Prior to the Offering		Registered w/o lockup	Registered w lockup
Name	Number (1)	Percent (1)
Regal One Corporation (2)	2,000,000	5.45%	1,000,000	1,000,000
Regal One Dividendees (2)	1,000,000	2.73%	1,000,000

JHMJR Ltd. (3)	37,500	0.10%	37,500
Phillip J. Scott (3)	37,500	0.10%	37,500
Catalytix, LDC (3)	1,000,000	2.73%	300,000	700,000
Catalytix Life Science Hedge (3)	200,000	0.55%	200,000
Paul Romhany (3)	10,000	0.03%	10,000
Stephen and Carla O'Connell (3)	15,000	0.04%	15,000
James A. Urie (3)	50,000	0.14%	50,000
West America Venture Capital Corp. (4)	50,000	0.14%		50,000
A/A Partners (4)	77,060	0.21%		77,060
William B. Adams (4)	1,942,077	5.29%		1,942,077
YKA Partners Ltd. (4)	2,404,477	6.55%		2,404,477
Jeffrey Janus (4)	1,990,242	5.42%		1,990,242
Seacrest Partners I, Ltd. (4)	443,129	1.21%		443,129
ARRAY Capital Management (4)	500,000	1.36%		500,000
Donna Senese (4)	40,000	0.11%		40,000
Kenneth F. Swaisland (4)	9,800,000	26.71%		9,800,000
Avion Holdings, Inc. (4)	2,700,000	7.36%		2,700,000
Gordon C. Robinson (4)	40,000	0.11%		40,000
Porchester Gardens Limited (4)	500,000	1.36%		500,000
Anthony Richard Bullock (4)	1,500,000	4.09%	1,500,000
North Central Capital Corp. (4)	150,000	0.41%		150,000
TOTAL	24,486,985	72.20%	4,150,000	22,336,985

        (1) Applicable percentage ownership is based on 36,545,002 shares of common stock outstanding as of June 30, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of September 20, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        (2) Represents shares of common stock issued to shareholders of Regal One Corp. believed to be approximately 700 shareholders on August 1, 2005, the Regal dividend record date. Of a total of 3,000,000 shares, Regal One distributed 1,000,000 to its shareholders and has submitted an additional 1,000,000 shares to the lock-up agreement, retaining a final 1,000,000 shares.

        (3) Represents shares of common stock issued to certain investors of American Stem Cell Corporation.

        (4)  Represents shares of common stock issued to the founders of American Stem Cell Corporation.

        The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company

Item 8.    Plan of Distribution

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

 * ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

 * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                 * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                 * an exchange distribution in accordance with the rules of the applicable exchange;

                 * privately-negotiated transactions;

                 * short sales that are not violations of the laws and regulations of any state or the United States;

 * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

                 * through the writing of options on the shares;

                 * a combination of any such methods of sale; and

                 * any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus unless they entered into the lock-up agreement. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage in puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.  Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters." Accordingly, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

In addition, the Company and certain of its shareholders have entered into a Lock-up Agreement (Exhibit 10.2) which regulates the number of shares each of the parties may sell during a given period of time.  Any shareholders subject to the Lock-up agreement will not be able to sell or otherwise dispose of their shares, without the written consent of the Company, for a period of two years from their date of issuance.  During the Lock-up period, the company will have the ability but not the obligation, to release a portion of the shares from the restrictions of the lock-up, with any release being pro-rata across all shares and shareholders subject to the lock-up.  The Company has appointed a 3-person committee, initially composed of Ken Swaisland, Ken Aldrich and Ken Sorenson, to govern the provisions of the lock-up agreement.  Should any of these persons be unable to serve, then the Company's board of directors will nominate replacements.

Item 9.    Legal Proceedings

    There are no legal proceeding pending or threatened against the Company.

Item 10.    Directors, Executive Officers, Promoters and Control Persons

MANAGEMENT OF AMERICAN STEM CELL

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Current Position/Office	Position Held Since
Ken F. Swaisland	60	*Acting Chairman/CEO/Director	March 15, 2005
William Adams	62	* Acting CFO/Director	March 15, 2005
Andrew Schwab	55	Secretary	March 21, 2005
Ken Sorenson	43	Director	March 21, 2005
Jeffrey Janus	49	Director	March 21, 2005
Milt Datsopoulos	64	Director	March 21, 2005
Michael McClain	51	Director	March 21, 2005

* The Acting CEO and CFO expect to be replaced in their positions by full-time employees for these two positions prior to the approval of this SB-2.

Set forth below is a brief description of the background and business experience  of each of our  executive officer and directors for the past five years.

Mr. Ken F. Swaisland, Age 60, has, for the past five years, served either directly or through his wholly-owned investment/management company, The Samarac Corporation, Ltd., as a strategic planner and business development consultant for various international clients.  Additionally, during this period, Mr. Swaisland managed his various family-owned investments.  On March 15, 2005, Mr. Swaisland formed American Stem Cell Corp ("ASC") and became its Chairman and acting Chief Executive Officer.  Mr. Swaisland is responsible for the creation of the ASC business plan, its development and funding as well as securing ASC's founding shareholders.  Mr. Swaisland identified and led the negotiations resulting in the pending acquisition of Lifeline Cell Technologies.

Mr. Michael McClain, Age 51, is the founding partner for Battalia Winston International's Los Angeles office, a global top-20 executive search firm which he opened in January of 1997.  Early in his career, he worked with Gulf Coast Engineering as a Senior Project Administrator.  From 1985 through 1989, he was V. P. General Manager for Bassman International.  In 1989, he joined Siegal, Shotland and Associates as General Manager.  In 1994, prior to joining Battalia Winston International, he opened up the west coast operations for DHR International as E.V.P, Managing Director.  Michael graduated with a B.S. from Drake University.

Milton Datsopoulos, Age 64.  Mr. Datsopoulos attended the University of Montana and earned a Bachelor of Arts degree with high honors in 1962 and a law degree with honors in 1965. In 1974, he and Ron MacDonald formed a general practice law firm now known as Datsopoulos, MacDonald & Lind, P.C., a multi-disciplinary firm of eleven attorneys with specialists in criminal, environmental, personal injury, business, railroad and family law. Mr. Datsopoulos is also involved with several local charitable organizations and youth causes, and is also a strong supporter of the University of Montana and is active in local and national politics. Mr. Datsopoulos is a member of the Montana Trial Lawyers Association (a former President and long time Director), the American Bar Association and the Association of Trial Lawyers of America.

Louis A. Schwab B.A., Age 55, obtained his Bachelor of Arts in Political Science and Economics from the Universite de Montreal. Since 1992, as A. Schwab & Associates Inc., he has provided corporate secretarial  and business consulting services to several start-up public and private companies.  From 1992 to 2000, Mr. Schwab served as a Director of the CanFibre Group Ltd., (CFGL: CDN) a manufacturer of wood panel products and from 1993 to 2004, fulfilled roles as a Director, Secretary and Treasurer of Bishop Resources Inc. (BRI: TSX-V) a junior resource company located in British Columbia, Canada.  From 1997 to 2003 Mr. Schwab acted as Interim President, Treasurer and Corporate Secretary of Signet Industries Ltd. (SGN:TSX-V) and from 2001 to 2004, first as Interim President,  then later as a Director and Corporate Secretary of Sun Power Corporation Ltd. (SNPW:OTCBB), which later become Cardinal Minerals Inc. (CDIN:OTCBB).  These services have focused on the development of joint ventures, the raising of equity, debt and other financings and the provision of corporate secretarial services to meet the ever-changing listing requirements of both U.S. and Canadian reporting issuers as these companies have evolved through various stages of development.

Mr. William B. Adams, Age 62, joined the accounting firm of Ernst & Ernst 1966 leaving in 1973 where he became a Certified Public Accountant.  He co-founded Dimensional Planning Group, Inc. in 1973 and was Vice president until 1976.  From 1976 until present he formed and owns WB Adams Accountancy Corporation.  In 1997 he co-founded WaveTec Vision Systems and is currently CFO.  In 1997 he co-founded Seacrest Partners, Ltd and is still a General Partner.  In 2000, he co-founded Convergent Ventures a science based Venture Capital fund.  He is still a managing member.  In 2001 he co-founded Lifeline Cell Technology, LLC and is currently CFO.  He co-founded American Stem Cell, Inc. in 2005.  Mr. Adams graduated with a BS from California State University Long Beach.

Mr. Jeffrey D. Janus, Age 49, was appointed the CEO of Lifeline Cell Technology, LLC in January 2004.  From 2002 to 2004 Mr. Janus was the Founder and President of Janus Biologics, LLC (Frederick Maryland).  From 1998 to 2002 Mr. Janus was Director of Marketing of Human Cell Systems at BioWhittaker Corporation, a Cambrex Company (Walkersville, Maryland) where he expanded the company's research products portfolio into new fields, including stem cells, and created and implemented the strategy of moving human cell-based research products into the clinical markets.  From 1989 through 1998 Mr. Janus played alternate roles as CFO and Director of Marketing in the founding and building of Clonetics Corporation (San Diego, California).  Mr. Janus led the product development and marketing of the Clonetics brand, consisting of over 200 human cell and reagent products.  The Clonetics brand ultimately captured the largest share of the domestic and international market in its field, maintained profitability and an annual growth rate of 20 percent for over ten consecutive years.  Mr. Janus ultimately implemented the sale of Clonetics to BioWhittaker.  Mr. Janus obtained an MBA from San Diego State University and a Bachelors of Science degree in Biochemistry from the University of California at Davis.

Dr. Ken Sorenson, Age 43,  Dr. Sorensen worked as a research scientist at the Salk Institute in La Jolla, where he was an Amgen and a Damon Runyon Fellow, conducting independent research in brain development.  After his time at the Salk Institute Dr. Sorensen served at the U.S. Patent office in Washington, D.C. as a Patent Examiner in the biotechnology division.  From 1998 Dr. Sorensen worked at Muzinich & Co., a New York based investment firm, where he managed a Life Sciences fund until the end of 2000.  In 2001 he founded Array Capital, a New York based life sciences focused investment company.

Audit Committee Financial Expert

The functions of the Audit and Compensation Committee are: (i) to recommend the engagement of the Company's independent auditors and review with them the plan, scope and results of their audit for each year; (ii) to consider and review other matters relating to the financial and accounting affairs of the Company; and (iii) to review and recommend to the Board of Directors all compensation packages, including the number and terms of stock options, offered to officers and executive employees of the Company. William Adams, Michael McClain and Milt Datsopoulis serve as the Company's Audit Committee. Ken Sorenson, Michael McClain and Jeffrey Janus serve as the Company's compensation committee.

Code of Ethics

We have adopted a "Code of Ethics for Directors, Officers and Employees", a code of ethics that applies to all employees, including our executive officers. A copy of our Code of Ethics for Directors, Officers and Employees will be filed with the Securities and Exchange Commission as Exhibit 14.1 to this Registration Statement.

Item 11.    Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date for the following: (i) each person or entity who is known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's Directors (and nominees for election as Directors); (iii) the Company's Chief Executive Officer and each of the officers ("Named Officers") named in the Summary Compensation Table herein; and (iv) all Directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares that the individual has the right to acquire within sixty days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such power) with respect to the shares shown as beneficially owned.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
Common Stock	Ken F. Swaisland 4235 Evergreen Avenue Vancouver, BCCanada V7V 1H2	12,500,000	34.25%
Common Stock	William Adams 711 Linda Flora Los Angeles, CA 90049	1,942,077	5.32%
Common Stock	Andrew Schwab 414 Viewcrest Road Kelowna, BC Canada 4J8	0	0.00%
Common Stock	Ken Sorenson 425 Fifth Avenue, 28th Floor Suite 28D New York, New York 10016	1,500,000	4.11%
Common Stock	Jeffrey Janus 8013 Glendale Drive Frederick, MD 21702	1,990,242	5.45%
Common Stock	Milt Datsopoulos 201 West Main Street, Suite 201 Missoula, Montana 59802	125,000	0.34%
Common Stock	Michael McClain 10589 Kinnard Avenue Los Angeles, CA 90024	270,000	0.74%
Common Stock	Gregory S. Keller 771 Via Manana Santa Barbara, CA 93108	2,134,742	5.85%
Common Stock	YKA Partners 157 Surfview Drive Pacific Palisades, CA 90272	2,404,477	6.59%
Common Stock	Regal One Corp. 11300 W. Olympic, Suite 800 Los Angeles, CA 90064	2,000,000	5.48%
	All Officers and Directors as a group	18,327,319	50.22%
Total		24,866,538	68.14%

(1)    Based upon 36,495,002 shares of common stock outstanding prior to offering.

(2)    Mr. Sorenson is the fund Manger for Array Capital (500,000 shares) and Catalytix (1,000,000 shares), although he does not own these shares personally.

Item 12.    Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

        Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

         Our authorized capital consists of 150,000,000 shares of stock. We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of $0.001 par value preferred stock, which may be issued in series with such designations, preferences, stated values, rights, qualifications or limitations as determined by the Board of Directors. As of June 30, 2005, we had 36,673,212 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of our common stock: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Preferred Stock

Eighteen Million Fifty Thousand (18,050,000) shares of the authorized and unissued Preferred Stock of the Corporation have been designated "Series A Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. These shares shall be issued to Lifeline's members upon completion of the Lifeline acquisition transaction.  Any shares of Series A Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of the Series A Preferred Stock.

Dividends

The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to that dividend per share of Series A Preferred Stock as would be payable on each share of such class if all shares of such class or series had been converted into Common Stock, calculated on the record date for determination of holders entitled to receive such dividend.

Liquidation, Dissolution or Winding Up.

(a) Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.00 (the "Original Issuance Price") for each outstanding share of Series A Preferred Stock, as adjusted for events described in Subsection 4(d) below, plus (ii) an amount equal to declared but unpaid dividends on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Subsection 2(a) is hereinafter referred to as the "Series A Liquidation Amount."

(b) Distribution of Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets available for distribution to the Corporation's stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) In the event any assets to be distributed hereunder consist of items other than cash, the value thereof shall be determined by the Corporation's Board of Directors and the holders of Series A Preferred Stock which would be entitled to receive such assets representing at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock (voting together as a single class). In the event the Board of Directors and holders representing a majority of the voting power of all then outstanding shares of Series A Preferred Stock cannot agree on the fair market value, such parties shall appoint a mutually acceptable neutral appraiser of nationally recognized standing to determine the fair market value of such securities.

Voting

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as provided by law or by the provisions of Subsection 3(b) below or other specific provisions hereof, holders of Series A Preferred Stock shall have no voting rights.

(b) The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall, however, be entitled to elect two (2) directors of the Corporation (the "Series A Directors"). Any Series A Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. A vacancy in any directorship filled by the holders of shares of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of shares of Series A Preferred Stock or by any remaining Series A Director.

Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the second anniversary of the Series A Original Issuance Date, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issuance Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be ninety percent (90%) of the weighted average of the publicly available trading price per share of Common Stock on the principal U.S. stock exchange on which the Corporation's Common Stock is listed (the "Principal Exchange"), for the consecutive thirty (30) day period immediately preceding the date of receipt by the Corporation of the holder's notice of election of conversion. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6 below, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

        (i) In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

        (ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

        (iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

        (iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall cause the Chief Financial Officer of the Corporation to, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(f) Notice of Record Date. In the event:

        (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

        (ii) of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation; or

        (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

Mandatory Conversion

(a) Upon satisfaction of both of the following criteria: (i) the weighted average of the publicly available trading price per share of Common Stock on the principal stock exchange on which the Common Stock is traded in the United States shall be in excess of Ten Dollars ($10) for a consecutive forty-five (45) day period and (ii) upon conversion (x) the shares of Common Stock into which the shares of Series A Preferred Stock would be converted would be freely tradable without restriction and (y) there is sufficient daily trading volume to make an orderly sale of such shares feasible, then the Corporation shall have the option (but not the obligation) to elect to cause all (but not less than all) of the shares of Series A Preferred Stock to be converted into shares of Common Stock at a "Mandatory Conversion Price" equal to the lesser of the Series A Conversion Price in effect at the time of conversion or Nine Dollars ($9) per share of Common Stock. However, in the event at any time prior to the Mandatory Conversion Date as defined below there shall have occurred any reduction in the number of shares of Common Stock outstanding below the number of such shares outstanding on the date of the original issuance of the Series A Preferred shares (the "Original Issue Date"), whether through reverse stock splits, share buybacks, or any other means, the Nine Dollar ($9) maximum conversion price referred to above shall be reduced in proportion to such reduction in the number of Common Shares outstanding. The effective date of such conversion (the "Mandatory Conversion Date") shall be specified by the Corporation in accordance with Subsection 5(b) below. On the Mandatory Conversion Date, (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Mandatory Conversion Price and (ii) such shares may not be reissued by the Corporation as shares of any class or series.

(b) All holders of record of shares of Series A Preferred Stock shall be given at least ten (10) days written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series A Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) above in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock may not be reissued as shares of any class or Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

Redemption.

(a) Mandatory Redemption. From and after the date five (5) years after the Series A Original Issuance Date (the "Fifth Year Anniversary"), the holders of the Series A Preferred Stock, upon the written approval of the holders of a majority of the Series A Preferred Stock then outstanding, may require the Corporation to redeem all of the Series A Preferred Stock by delivery of a written notice executed by the holders of a majority of the Series A Preferred Stock then outstanding, requesting such redemption, together with a copy of the written consent of the holders of a majority of the Series A Preferred Stock then outstanding with respect to such redemption (the "Mandatory Redemption Notice"). The Mandatory Redemption Notice shall be delivered to the Corporation at least thirty (30) days prior to the desired date of redemption (the "Mandatory Redemption Date"), which may be any date on or after the Fifth Year Anniversary. The shares of Series A Preferred Stock which are so requested to be redeemed are referred to herein as the "Mandatory Redemption Shares." Within five (5) calendar days following receipt of the Mandatory Redemption Notice (the "Mandatory Redemption Receipt Date"), the Corporation shall deliver a Redemption Notice (as defined in Subsection 6(g) below) to all holders of Series A Preferred Stock informing such holders (in addition to providing the information set forth in Subsection 6(h) below) of (i) the receipt of the Mandatory Redemption Notice and (ii) the Mandatory Redemption Receipt Date. The Corporation shall redeem the Mandatory Redemption Shares on the Mandatory Redemption Date by paying in cash in exchange for each Mandatory Redemption Share a sum equal to the value of the Series A Liquidation Amount as determined in accordance with Subsection 2(a) hereof (the "Mandatory Redemption Price").

(b) Optional Redemption. At any time Corporation may redeem (the "Optional Redemption Option") from any funds legally available therefor, all, but not less than all, of the shares of Series A Preferred Stock (the "Optional Redemption Shares"). The Optional Redemption Option shall be executed by delivery of a written Redemption Notice (as defined in Subsection 6(g) below) to all holders of Series A Preferred Stock then outstanding, specifying the number of shares to be redeemed. The Redemption Notice shall be delivered to such holders at least thirty (30) days prior to the desired date of redemption, which may be any date not later than the date ninety (90) days following the end of any fiscal year of the Corporation. The Corporation shall redeem the Optional Redemption Shares by paying in cash an "Optional Redemption Price" equal to the percentage of the Original Issuance Price set forth below, plus all declared but unpaid dividends thereon. Any redemption effected pursuant to this Subsection 6 shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

The "Optional Redemption Price," shall be a price equal to:

        (i) Ninety percent (90%) of the Original Issuance Price if the Redemption Notice is sent on or before the first anniversary of the Series A Original Issuance Date;

        (ii) Ninety Two and one quarter percent (92.25%) of the Original Issuance Price if the Net Profits Redemption Notice is sent on or before the second anniversary of the Series A Original Issuance Date;

        (iii) Ninety five percent (95%) of the Original Issuance Price if the Redemption Notice is sent on or before the third anniversary of the Series A Original Issuance Date;

        (iv) Ninety seven and one quarter percent (97.25%) of the Original Issuance Price if the Redemption Notice is sent on or before the fourth anniversary of the Series A Original Issuance Date; and

        (v) One hundred percent (100%) of the Original Issuance Price if the Net Profits Redemption Notice is sent on or before the fifth anniversary of the Series A Original Issuance Date.

(c) Lifeline Default Redemption Option. Upon the occurrence of any Lifeline Default Redemption Event (as defined below), the Corporation shall have the option (but not the obligation) (the "Lifeline Default Redemption Option") to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock (the "Lifeline Default Redemption Shares"). The Corporation shall send notice to each holder of Series A Preferred Stock of its election to exercise the Lifeline Default Redemption Option not less than thirty (30) and not more than sixty (60) days prior to the date (the "Lifeline Default Redemption Date") on which the Corporation intends to effectuate the closing of the Lifeline Default Redemption Option. The Corporation shall redeem the Lifeline Default Redemption Shares on the Lifeline Default Redemption Date by (and in lieu of any cash payment) transferring and delivering to the holders of Series A Preferred Stock on the Lifeline Default Redemption Date all of the membership interests of Lifeline Cell Technology ("Lifeline") previously delivered to the Corporation by the holders of Series A Preferred Stock (the "Lifeline Common Stock").

The following shall be "Lifeline Default Redemption Events":

        (i) Lifeline shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Lifeline and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Lifeline; or Lifeline commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Lifeline; or there is commenced against Lifeline any such proceeding which remains undismissed for a period of ninety (90) days; or Lifeline is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Lifeline suffers any appointment of any receiver, custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or Lifeline makes a general assignment for the benefit of creditors; or any corporate action is taken by Lifeline for the purpose of effecting any of the foregoing; or

        (ii) Lifeline shall (x) expend a material amount of funds for purposes outside the reasonable scope of Lifeline's business, (y) borrow or enter into an agreement for the purpose of borrowing funds other than in the ordinary course of Lifeline's business without the prior approval of the Corporation's Board of Directors (it being understood that installment purchases of equipment and other customary business borrowings shall constitute ordinary course of business for Lifeline, but capital financing shall not) or (z) expend funds materially in excess of Lifeline's annual operating budget; or

        (iii) Lifeline shall fail to meet any of the material development milestones funded by the Corporation in accordance with Lifeline's annual operating budget.

(d) Corporation Default Redemption Option. Upon the occurrence of any Corporation Default Redemption Event (as defined below), the holders of not less than a majority of the shares of Series A Preferred Stock shall have the option (but not the obligation) (the "Default Corporation Redemption Option"), by notice to the Corporation given not less than thirty (30) and not more than sixty (60) days prior to the date (the "Corporation Default Redemption Date") on which such holders intend to effectuate the closing of the Default Corporation Redemption Option, to require the Corporation to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock (the "Corporation Default Redemption Shares"). The Corporation shall redeem the Corporation Default Redemption Shares on the Corporation Default Redemption Date by (and in lieu of any cash payment) transferring and delivering to the holders of Series A Preferred Stock on the Corporation Default Redemption Date all of the membership interests of Lifeline owned beneficially or of record by the Corporation.

The following shall be "Corporation Default Redemption Events":

        (i) The Corporation shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Corporation and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Corporation; or the Corporation commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation; or there is commenced against the Corporation any such proceeding which remains undismissed for a period of ninety (90) days; or the Corporation is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Corporation suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or the Corporation makes a general assignment for the benefit of creditors; or any corporate action is taken by the Corporation for the purpose of effecting any of the foregoing; or

        (ii) The Corporation shall cease to be a reporting company pursuant to the Securities Act of 1933, as amended; or

        (iii) The Corporation shall breach any of the provisions set forth in Section 7 below; or

        (iv) The Corporation shall fail to establish and sustain a liquid and orderly market for its securities. ; or

        (v) The Corporation shall fail to file an application for listing of its securities on any nationally recognized stock exchange, immediately upon satisfying the minimum listing requirements of such exchange, or, after the Corporation has filed such an application in a timely manner, such exchange shall fail to list such securities within a reasonable period of time after filing of the listing application; or

        (vi) The Corporation shall fail to provide and/or arrange for the funding to Lifeline of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) in unrestricted working capital, which funding shall be available in full to Lifeline concurrently with the issuance of the Series A Preferred Stock; or

        (vii) For either the year commencing on the first anniversary of the Series A Original Issue Date ("Year 2") or the year commencing on the second anniversary of the Series A Original Issue Date ("Year 3"), the Corporation shall fail to provide and/or arrange for the funding to Lifeline of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) in unrestricted working capital, which funding shall be structured in such a manner that Lifeline shall have available to be drawn by it in full a working capital reserve funded by way of an advance in the amount of not less than Five Hundred Thousand Dollars ($500,000) not less than three (3) months prior to the commencement of each of Year 2 and Year 3, as applicable.

(e) Certain Definitions. For purposes of this Section 6, the following definitions shall apply:

        (i) "Redemption Date" shall, as applicable, mean each of a Mandatory Redemption Date, Lifeline Default Redemption Date and Corporation Default Redemption Date.

        (ii) "Redemption Price" shall mean, as applicable, each of the Mandatory Redemption Price and Net Profits Redemption Price.

(f) Pro Rata Redemption. If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series A Preferred Stock to be redeemed on such Redemption Date under Subsections 6(a) or 6(b) above, the Corporation shall redeem a pro rata portion of each holder's redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to be redeemed as soon as practicable after the Corporation has funds legally available therefor.

(g) Redemption Notice. Written notice of any redemption of the Series A Preferred Stock (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law. Each Redemption Notice shall state:

        (i) The Section of this Certificate of Incorporation pursuant to which the redemption is being effectuated;

        (ii) The number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

        (iii) The Redemption Date, and whether the consideration for the redemption of the Series A Preferred Stock shall consist of (x) a Mandatory Redemption Price" or Optional Redemption Price" under Subsections 6(a) or 6(b) above, in which event the Redemption Notice shall specify the Redemption Price, or (y) the Lifeline Common Stock (or Membership Interests, as the case may be);

        (iv) The date upon which the holder's right to convert such shares terminates; and

        (v) That the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(h) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

        (i) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price (if any) payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive, as applicable, the Redemption Price, without interest, or the Lifeline Common Stock, upon surrender of their certificate or certificates for shares of Series A Preferred Stock.

(j) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

Covenants

(a) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of a majority of such outstanding shares of Series A Preferred Stock:

        (i) authorize or issue, or obligate itself to authorize or issue, any shares of capital stock senior to or on parity with Series A Preferred Stock as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights or otherwise or which have any rights, preferences, privileges, powers or other features which are not applicable to the Series A Preferred Stock;

        (ii) take any action which would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

        (iii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock;

        (iv) offer any party, other than the holders of the Common Stock or Series A Preferred Stock, any registration rights unless comparable rights are offered to the holders of the Series A Preferred Stock.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of all Directors

        (i) merge, consolidate, sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets unless the Corporation is the surviving corporation following such merger or consolidation;

        (ii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) other shares of its capital stock, except as provided in Section 6 above or pursuant to any agreement with an employee of the Corporation which calls for the repurchase by the Corporation of all or a portion of an employee's shares following termination of employment or pursuant to a stock plan adopted by the Board of Directors;

        (iii) declare or pay any dividends or make any distributions with respect to any of its securities, except for dividends payable with respect to Series A Preferred Stock and dividends payable in Common Stock;

        (iv) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or incur any other indebtedness, or other senior obligation which would, directly or in the event of default thereon, create any lien or claim against any of the membership interests of Lifeline Cell Technology previously delivered to the Corporation by the holders of Series A Preferred Stock or in any way interfere with the implementation of the Corporation Default Redemption Option or the Lifeline Default Redemption Option as set forth herein.

Item 13.    Interest of Named Experts and Counsel

Legal Matters

The validity of the shares of common stock being offered hereby will be passed upon for us by Dieterich & Associates, Los Angeles, California.  Christopher Dieterich, principal of Dieterich & Associates, is a shareholder of Regal One Corporation and, as such, will receive a portion of the ASC shares pursuant to the dividend declared by Regal One.

Experts

        Our financial statements as of June 30, 2005 and the related condensed consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (March 15, 2005) to June 30, 2005 appearing in this prospectus and registration statement have been audited by Vasquez & Company LLP, independent registered public accountants, as set forth on its report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.  Vasquez & Company, LLP has no interests in the shares being registered in this filing.

Item 14.    Disclosure of Commission position on Indemnification for Securities Act Liabilities

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.    Organization within Last Five Years

The original founders of the corporation were Kenneth Swaisland and Regal One, as incorporators, and the members of the Lifeline Cell Technology LLC.  Regal One paid for the incorporation costs and legal fees through June 30, 2005, plus future commitments, in exchange for 3,000,000 shares of common stock plus an option to acquire an additional 1,500,000 shares at a purchase price of $3.00 per share, at any time prior to March 15, 2007.  Regal, as a condition of its participation, is responsible for all of the legal fees associated with the registration process, estimated to be approximately $30,000 to $32,000.  As a consequence of the original organization, 150,000 and 50,000 shares were issued, respectively, to North Central Capital Corp. and West America Venture Capital Corp., as arranger's fees, for which no additional consideration was paid.  Regal One has no further obligation to the company, nor do any of its officers, directors or majority shareholders have any contracts or agreements with the company.

Mr. Swaisland paid $12,500 for 12,500,000 shares issued in his name (9,800,000 shares) and in the name of his corporate affiliate, Avion Holdings, Inc. (2,700,000 shares).  Mr. Swaisland is serving as the acting Chief Executive Officer and Chairman of the Board.

Array Capital Management, pursuant to a consulting contract, purchased 500,000 shares for $500 and acquired the rights to 1,000,000 options to purchase additional common stock at $1.00 per share, expiring March 31, 2006.  Array introduced Catalytix LDC (600,000 shares) and Catalytix Life Science Hedge (100,000 shares) to the company, both of which acquired shares in the initial subscription phase, and subsequently acquired shares (500,000 total) in the private placement commencing May 1, 2005, at $1.00 per share.  There are no agreements or requirements between the company and either of these entities for any further investment.

The Lifeline founding members: William Adams, Kenneth Aldrich, Gregory Keller and Jeffrey Janus, all participated in the negotiations for the transaction with the company, are major holders in Lifeline as LLC members and acquired their respective percentages of the initial subscription to company shares at $0.001 per share.  All Lifeline LLC members were entitled to participate, on a pro-rata basis to their Lifeline holdings, in the initial subscription.  These investors are:

TABLE OF LIFELINE MEMBERS

Name	Number of Shares	Consideration Paid	Date Acquired
Aldrich, Don Jr. Family Trust	48,165	$0.001/share	3/30/2005
Keller, Gregory S.	2,134,742	$0.001/share	3/31/2005
Peeples, William	1,310,134	$0.001/share	4/1/2005
Stow, Sharon	48,165	$0.001/share	4/1/2005
Hobbs, John H.	288,999	$0.001/share	4/2/2005
Taylor, Darrell Family Trust	48,165	$0.001/share	4/2/2005
Fischer, Louis Revocable Trust	655,069	$0.001/share	4/3/2005
Sebastian, Jeffrey	462,399	$0.001/share	4/3/2005
Karamooz, Mansoor	96,339	$0.001/share	4/3/2005
Feigenbaum, Irwin	24,084	$0.001/share	4/3/2005
Kakita, David	616,529	$0.001/share	4/4/2005
Stout, Dr. Warren	192,664	$0.001/share	4/4/2005
Gault, William	125,241	$0.001/share	4/4/2005
Hammon, Jeremy	86,700	$0.001/share	4/4/2005

Pay, Jeremy	92,480	$0.001/share	4/5/2005
Lieber Family Limited Partnership	481,664	$0.001/share	4/6/2005
Aldrich, James	48,165	$0.001/share	4/6/2005
Rubin, Jacques And Marlene	423,864	$0.001/share	4/7/2005
Revazova, Elena	924,799	$0.001/share	4/12/2005
Halvorson, Elling	96,335	$0.001/share	4/12/2005
Yka Partners Ltd.	2,404,477	$0.001/share	4/14/2005
Janus, Jeffrey	1,942,077	$0.001/share	4/14/2005
Fischer, Margaret H Revocable Trust	48,165	$0.001/share	4/14/2005
Henderson, Mark	96,335	$0.001/share	4/19/2005
Adams, William B.	1,942,077	$0.001/share	4/20/2005
Janus, Jeffrey	48,165	$0.001/share	4/22/2005
Hale, Ronald And Masayo	96,335	$0.001/share	4/24/2005
Weiss, Stanford Family Trust	48,165	$0.001/share	4/27/2005
Dupuie, Marshall	48,165	$0.001/share	4/27/2005
Seacrest Partners I, Ltd.	443,129	$0.001/share	4/30/2005
A/A Partners	77,060	$0.001/share	5/1/2005
Karas, Michael	72,250	$0.001/share	5/1/2005
Lasch, The Jonathan G. Trust Dated Sep. 11, 2003	28,900	$0.001/share	5/1/2005
Total	15,500,002

The remaining investors in the initial subscription are:

TABLE OF $0.001 INVESTORS

WHO ARE NOT LIFELINE MEMBERS

Name	Number of Shares	Consideration Paid	Date Acquired
Regal One Corporation	2,000,000	$3,586	3/15/2005
Regal One Dividendees	1,000,000		3/15/2005
Porchester Gardens Limited	500,000	$0.001/share	3/15/2005
North Central Capital Corp.	150,000	$0.001/share	3/15/2005
West America Venture Capital Corp.	50,000	$0.001/share	3/15/2005
Datsopoulos, Milton	125,000	$0.001/share	3/16/2005
Apex Investment Fund, Ltd	620,000	$0.001/share	3/17/2005
Robinson, Gordon C.	40,000	$0.001/share	3/21/2005
The McCallum Law Firm LLC	125,000	$0.001/share	3/27/2005
Swaisland, Kenneth F.	9,800,000	$0.001/share	4/1/2005
Avion Holdings, Inc.	2,700,000	$0.001/share	4/1/2005
Michael D. McClain	270,000	$0.001/share	4/1/2005
Swaisland, Ron	50,000	$0.001/share	4/12/2005
Senese, Donna	40,000	$0.001/share	4/12/2005
Array Capital Management	500,000	$0.001/share	4/14/2005
Keirstead, Han Stegmann	125,000	$0.001/share	4/14/2005
Catalytix LDC	200,000	$0.001/share	4/15/2005
Smith, Shane	125,000	$0.001/share	4/20/2005

Catalytix LDC	400,000	$0.001/share	4/24/2005
Wanger, Bernard	95,000	$0.001/share	4/24/2005
Herve M. Byron, M.D.	30,000	$0.001/share	4/24/2005
Bullock, Anthony Richard	1,500,000	$0.001/share	4/25/2005
Catalytix Life Science Hedge	100,000	$0.001/share	5/1/2005
Total	20,545,000

None of the investors in the $0.001 series of share issuances have (or have had within the preceding two-year period) any contractual arrangements with the Company or with any of the officers or directors of the Company, other than as set forth above in this Item 15.

Item 16.    Description of Business

    At the current time, ASC's operations consist of evaluating, acquiring, integrating and commercializing advanced stem cell technologies and resulting therapies.  ASC is seeking to control a combination of compatible technology advances that could result in the acceleration to market of stem cell therapies and other related technologies.  ASC's corporate goal is to be first to market as a solutions provider for the stem cell research industry and the ultimate medical solutions provider through applied stem cell therapies.  One step toward that goal is the potential acquisition of Lifeline.

Lifeline's business model is as follows:

        Supply the essential tools for cell therapy research and dominate that business.

Lifeline is positioning itself to become the primary supplier of animal free growth media and other essential research tools to the key researchers in the world who are working on cell therapy cures. Already formal relationships are in place in the United States, England, and Russia and discussions are underway with such academic institutions as the University of California, Harvard, Stanford, and the Imperial College of London. By providing key research tools to such institutions, Lifeline can multiply its opportunities to be a part of any new breakthroughs that occur, while building an expanding portfolio of key intellectual property in the field.

This is a business Lifeline's management team already knows intimately (see Management below) and that team already has a successful history of providing these kinds of key components to the research community. Although this aspect of the Lifeline's business is only a stepping stone to the ultimate goal of becoming a worldwide supplier of cells for human therapy described in the next section, it still serves an accessible market of at least $100 million annually.

        Become the ultimate source for the cells that make transplant therapies possible.

Because human embryonic stem cells ("ES" cells) have the ability to "differentiate" into any cell in the human body, they represent enormous medical potential. The challenge is to discover the proper set of culture conditions (combinations of proteins, salts, temperatures and hundreds of other environmental factors) to change hES cells into the specific cell types that can be used to cure specific diseases; then develop the procedures needed to produce such cells on demand as needed for human therapy.

Lifeline's strategy for becoming the world leader in solving these problems involves many levels of activity. By way of example, Lifeline has already reached the following milestones:

    *    Secured exclusive worldwide human therapeutic rights to a portfolio of over 100 issued and pending patents to create and differentiate embryonic stem cells for the treatment of diabetes, liver and retinal disease.
    *    Secured exclusive rights to sell embryonic stem cell research products developed by leading scientists in the field.
    *    Employed a scientific team of world-recognized scientists in human cell culture, one of the few in the world with training and direct experience in the protocols and techniques needed to create stem cells using nuclear transfer.
    *    Set up collaboration with the Institute of Gynecology and Obstetrics in Russia to obtain human oocytes and derive the hES cells necessary to establish a cell bank in the US for future therapeutic research.
    *    Developed a research plan to discover, in a high throughput and efficient manner, unique methods to change stem cells to islets and liver cells.
    *    Obtained therapeutic and research rights to technologies proven to create human retinal cells from embryonic stem cells.
    *    Developed and validated three new human embryonic stem cell lines and proven that the cells are functional and can be differentiated into nerve cells.
    *    Assembled a management team with proven track records in developing, manufacturing, marketing and selling human cells for research and therapeutic use.
    *    Established an international research collaboration that gives Lifeline access to facilities, people, and tissue sources at a fraction of domestic US costs.
    *    Commenced work with major pharmaceutical companies to develop proprietary therapeutic products.
    *    Completed development of our first research product.
    *    Assembled a working Scientific Advisory Board composed of leading researchers in the field of embryonic stem cell culture that is focused on obtaining grant income.
    *    In partnership with respected retinal researchers at the Doheny Eye Institute, Lifeline has submitted a grant to a major private foundation (initiated by invitation) to conduct early clinical research on using retinal cells for the treatment of blinding diseases.
    *    Built-out and equipped a manufacturing and development laboratory in Maryland and commenced the process of establishing research facilities in California.

As with any successful business, the quality of the management team is critical.

LIFELINE'S MANAGEMENT TEAM

Jeffrey Janus, President and CEO, has a proven track record extending over 15 years of creating profitable commercial cell based businesses and building corporate value as a result. He led the development and commercialization of Clonetics Corporation and the Clonetics brand of human cell products for both research and clinical use. Clonetics is still the leading brand of human-cell based products, well known for quality and innovation. That company was successfully sold in 1995 after ten consecutive years of profitable growth exceeding 20%. Mr. Janus foresaw the need for human cells in therapy and created the business plan now followed by Cambrex Corporation, a leader in the contract manufacturing of cell culture media and human cells for clinical use. Businesses he has organized have provided unique research products using living cells to conduct drug screening in the pharmaceutical industry, product testing in the consumer product industry and basic research in Universities and Government laboratories. Critical staff from Clonetics Corporation agreed to join Lifeline largely based on the success of working with Mr. Janus in the past. Mr. Janus has a MBA and a Bachelor's degree in Biochemistry.

Elena Revazova, Ph.D., M.D., Director of Research and Development, is one of the world's experts in creating immortal cell lines without the introduction of cancer causing factors. Dr. Revazova was a leading cell biologist in the Soviet Union before coming to the U.S. six years ago. She has personally created or supervised the creation and patenting of over 50 different cell models, and her access to the leading scientists and research institutes in the former Soviet Union has proven to be an invaluable asset to Lifeline. Those relationships are expected to continue to add value, even though the Company's base of operations is in the United States.

Hoyt Matthai, Director of Manufacturing, has over twenty years of experience directing and establishing manufacturing facilities and operations to produce cell culture products and clinical and research use. Mr. Matthai was responsible for the design and construction of the most advanced In Vitro Diagnostic (IVD) liquid media and IVD therapeutic cell culture facility in Europe. In conjunction with the FDA, Mr. Matthai has supervised teams to produce human cells for one of the first clinical trials in human cell therapy. Mr. Matthai has pioneered the manufacture of stem-cell-derived cultures and introduced large scale manufacturing techniques that doubled capacity without increasing headcount. He has directed the manufacture of liquid media, powdered media, flexible packaging (bags for media) and diagnostic products in facilities exceeding 250,000 square feet with over 230 people directly or indirectly reporting to him.

Jeremy Hammond, Director of Quality Control, has over fifteen years of experience developing human cell based products and the quality control systems critical for their manufacture. He created and implemented the quality control systems that were responsible for making Clonetics products world-renowned for consistency and reproducibility. These quality control systems are the standard for companies currently manufacturing human cell based products. Mr. Hammond is expert in the field of both serum-containing and serum-free media formulations and in the purification of human cells, fields critical for therapeutic applications of cell culture technology.

Alexa Dillberger, Director of Sales and Marketing, has spent the last 25 years leading large pharmaceutical companies and biotech start-ups to bring the highest quality products to market. She has a unique combination of scientific experience and a proven record of exceeding sales objectives in markets for human cell products. Ms. Dillberger led Technical Sales for Cambrex, formerly Clonetics, for over 11 years managing national accounts, negotiating contracts, and developed the marketing programs for these leading cell based companies. She also worked with several start up biotechs and large pharmaceutical companies in research and development, quality assurance and regulatory affairs. She has consulted for therapeutic and clinical companies in the stem cell field. Ms. Dillberger was Director of Technical Support and Product Development for CellzDirect, a cell based business focused on drug testing. Ms. Dillberger has a B.S. degree in Biochemistry, with minor in Microbiology from California Polytechnic University.

Gregory S. Keller, M.D., Managing Member, is Co- Director of Facial Plastic Surgery, Division of Head and Neck Surgery at the University of California, Los Angeles. He has been involved in medical product development and applications for 26 years, and holds numerous patents on emerging medical technologies that have successfully transitioned to active medical products. Dr. Keller has been involved in cell technologies and their applications for the last 10 years.

Kenneth C. Aldrich, Managing Member, has been active in bioscience ventures, capital investing and private equity for over 25 years. He is a managing director at Convergent Ventures, LLC, a "seed capital" bioscience venture capital firm in Los Angeles. Mr. Aldrich holds a B.S. and J.D. from Harvard University.

William B. Adams, Managing Member and CFO, is a former Ernst and Young executive with extensive experience in corporate consulting, financing and private equity. He is a managing director at Convergent Ventures, LLC and a member of the Ernst and Young Alumni Board of Directors for Southern California.

FINANCING NEEDS

To meet its scientific and business goals, Lifeline will require financing of two types.

It will require approximately $2.5 million per year during the two years required to bring its commercial research operations to profitability and another $2.5 million of expansion capital in the third year to secure its position in the market place through the expansion of its production and sales capabilities. These funds will be used to

                *

Develop new products (i.e., a full range of specialized media for the growth of cells)

                *

Expand production facilities beyond the Company's current research facility

                *

Hire and train a quality sales force and provide marketing support through selective advertising.

It will require ongoing funding for basic research in the development of its proprietary cells for human therapy, including the clinical trials required to obtain FDA approval for use of its cells in lieu of human cells harvested from cadavers. The bulk of this type of research based expenditure is expected to come from public and private grants from organizations formed to promote stem cell research. However, because the research products division described above will be cash flow positive at such an early date, the Company expects to generate a portion of its revenue from internally generated funds. Thus Lifeline will be able to function as a viable company, regardless of the climate at any given time in the world of research and academic grants.

Finally, Lifeline expects, where appropriate, to receive additional capital support from its parent corporation's access to the public capital markets.

COMPETITION

In Lifeline's therapeutic market the main direct competition comes from Geron Corporation (Menlo Park, CA) and hES Cell International (Singapore). Indirect competition in the therapeutic market comes from StemCells, Inc. (Palo Alto) and ViaCell Inc. (Cambridge, MA).  Lifeline believes that its scientific talent, aided by its unique access to the best scientific research done in the former Soviet Union, will enable Lifeline to be highly competitive in the therapeutic embryonic stem cell market, even though it is much smaller than such public companies as Geron. It will also be aided greatly by its unique and exclusive access to powerful intellectual property licensed from Advanced Cell Technologies ("ACT"), which was founded by the original founder of Geron. Management believes that its portfolio will not only provide a clear and defendable path to commercialization of its products, but may also be superior in key elements to the patent portfolios of Lifeline's larger competitors, including Geron.

Lifeline is in a strong and unique position to provide media and reagents for the culture of hES cells. Management believes this market niche is due to grow significantly.

The strongest direct competition for other human cell culture media and reagents comes from Cambrex (East Rutherford, NJ), Cascade (Portland, OR), ChemiCon International, Inc. (Temecula, CA) and researchers making their own reagents in-house. Lifeline's management helped create Cambrex and is highly confident of Lifeline's ability to compete successfully in those areas where its markets overlap.

THE NATURE OF STEM CELLS

There has been much publicity and much misunderstanding about stem cells and, in particular, stem cells derived from embryonic tissue. A technical discussion of this field is well beyond the scope and intent of this business plan, but we believe the following summary will be helpful.

What are Cells?

Cells are the basic living unit that makes up a human being. Humans are composed of billions of individual cells. Different cell types have different jobs in the human body. Scientists estimate that a human is made up of approximately two hundred different types of "specialized" or "differentiated" cells, each with a different set of jobs. When our specialized cells are functioning properly, we are healthy.

What Is Therapeutic Cloning?

Cloning is simply using the natural process of cell division to make exact copies of a cell. Cloning to make cells creates many identical cells called a "cell line" and cloning to make cells for medical use is called "therapeutic cloning". Therapeutic cloning can be used to cure human diseases through the creation of cells and cell lines, but therapeutic cloning is not the same thing as cloning an entire animal and never creates a complete human being. ASC and Lifeline work only in the field of therapeutic cloning.

What is Reproductive Cloning? Cloning to make copies of an entire animal is called "reproductive cloning". Reproductive cloning of humans is unsafe and illegal. American Stem Cell Corporation (ASC) and Lifeline do not work in the field of reproductive cloning and we join the international scientific community in our opposition to research in this field.\

What are Stem Cells and Why are they Important?

Stem cells are important because scientists believe they can be used to cure many types of currently incurable human diseases and injuries by replacing specialized cells that no longer work.

Stem cells have two important characteristics that distinguish them from other types of cells. First, stem cells are not "specialized" to do a specific set of jobs. Rather, stem cells are unspecialized cells that under certain conditions can become any specialized cell type with special functions such as the beating cells of the heart muscle or the insulin-producing cells of the pancreas. Second, stem cells can reproduce themselves to limitless numbers and still remain "unspecialized".

Why is Stem Cell Research Controversial?

The sources of some types of stem cells cause social and religious controversy. Some scientists obtain stem cells from aborted fetal tissue, causing opposition from those opposed to abortion. Another controversial source is frozen human fertilized eggs (embryos) that are leftover after couples have successfully conceived a child using in-vitro-fertilization procedures. A final controversial source is very early stage embryos created using therapeutic cloning. The process of obtaining stem cells results in the destruction of these early stage embryos.

How Does Lifeline Obtain its Embryonic Stem Cells?

Lifeline is conducting research to obtain specialized cells from embryonic stem cells obtained using therapeutic cloning. Lifeline uses two technologies, Somatic Cell Nuclear Transfer (SCNT) and "Parthenogenesis".

        1.    Lifeline does not obtain stem cells from fetal tissue from abortion clinics.
        2.    Lifeline's technology does not require the use of unneeded frozen human embryos found in fertilization clinics nor does Lifeline anticipate using this source in the future.

How Do Embryonic Stem Cells Differ from Other Stem Cells? Scientists work with two kinds of stem cells from animals and humans: embryonic stem cells and adult stem cells. Both types of stem cells may be useful for therapy. Adult stem cells are found in adult tissues and organs (included in this group are stem cells from umbilical cord blood). Embryonic stem cells can divide an unlimited number of times and become all specialized cell types found in the body. Adult stem cells are generally limited in their number of divisions and can become only certain types of specialized cells.

Is Stem Cell Research Banned in the US?

Contrary to popular belief, embryonic stem cell research is not banned in the U.S. The only prohibition is on the use of federal funds for certain kinds of research in this area. Work by private organizations is not restricted except by the restrictions applicable to all human research. Some of America's most respected institutions have chosen to push forward with stem cell research. In addition, Proposition 71 in California specifically allows state funds to be used for stem cell research.

Ethical Issues

For technical reasons (beyond the intended scope of this primer) Lifeline's technology known as parthenogenesis does not result in the creation of a viable human embryo, but may result in the creation of useful human embryonic stem cells. Since there is no viable human embryo created, it is Lifeline's great hope that our success in perfecting parthenogenesis will resolve the bulk of current ethical controversies.

The technology known as SCNT has been studied extensively by the President's Council on Bioethics. Deep differences exist within the President's group regarding the use of SCNT to create embryos and embryonic stem cells. In the publication "Reproduction and Responsibility - The Regulation of New Biotechnologies", 2004, the President's Council on Bioethics has agreed on a series of recommendations addressed to both the government and to the relevant scientific and medical practitioners for professional self-scrutiny. In addition, countries such as the United Kingdom have implemented similar policies. Lifeline has implemented the relevant recommendations from this study into its research practices and will continue to adhere to internationally accepted standards regarding obtaining and using human embryonic stem cells for its therapeutic research.

Why Are the Currently "Approved" Embryonic Stem Cells Not Useful?

Recent findings have revealed that the human embryonic stem cell lines approved by the President are contaminated with mouse materials. This makes them useless for human therapeutic purposes and perhaps even useless for research into human disease. Lifeline is developing technologies to create human embryonic stem cell lines that will be free of all non-human materials and acceptable by the Federal Drug Administration for therapeutic use.

WHAT IS UNIQUE ABOUT LIFELINE'S APPROACH TO STEM CELLS?

1. It is not a trivial matter to create a new immortal stem cell line. Many have tried for years without success. By combining the unique skills of Dr. Revazova (Lifeline's Director of Research) and her access to the resources of the former Soviet Union, Lifeline has created an extremely valuable scientific beachhead by its creation of three entirely new hES lines. This resource expands Lifeline's research capacity to develop new techniques to assist in saving or improving human lives.

2. Lifeline can also create embryonic stem cells through technologies called "Somatic Cell Nuclear Transfer" (SCNT), "chromatin transfer", and "parthenogenesis".

        a. SCNT and chromatin transfer (a more efficient form of SCNT) can create embryonic stem cells having the same genetic makeup (are "isogenic") as the patient, thus avoiding immune rejection, the most common cause of transplant failure.

        b. Parthenogenesis is the creation of embryonic stem cells without the need for the addition of any new DNA. As with SCNT, parthenogenesis has the potential to create cells that will not be rejected by the patient. With parthenogenesis, stem cell banks could be created and cells could be matched to a patient's immune system.

Somatic Cell Nuclear Transfer

The genetic material (DNA) is removed from an unfertilized human egg. DNA from a somatic cell (any body cell) from the patient is added to the egg. This early-stage embryo is allowed to grow to a blastocyst from which stem cells are derived.

The resultant cells have the same genetic makeup as the patient (are "isogenic".) This is called an autologous transplant and the patient is not likely to need immuno-suppressant drugs.

Lifeline Does Not Use Fertilized Eggs

A fertilized human egg is often used to grow to a blastocyst or a fetus from which stem cells are derived. Lifeline does not use fetal derived cells.

If the resultant cells are used for therapy, they will be put into a patient with a different genetic makeup. This is called an allogenic transplant and the patient will need immuno-suppressant drugs.

Therapeutic Market - Size and Applications

Diabetes

Diabetes, the inability to produce or to use insulin, is a major health care problem. About 15% of healthcare dollars go for the treatment of diabetes and its complications. Approximately seventeen million people--6.2 percent of the U.S. population--have diabetes. Diabetes is the leading cause of kidney failure, adult blindness, and non-traumatic amputations, as well as a major cause of nerve damage.

There are several types of diabetes. Type 1 diabetes develops when the body's immune system destroys pancreatic beta cells, the only cell in the body that makes the hormone insulin, needed to regulate blood glucose. Type 2 diabetes is more common. It begins as insulin resistance, a disorder in which the cells in the body do not use insulin properly. Gestational diabetes is a form of glucose intolerance that is diagnosed in some women during pregnancy. Other types of diabetes result from surgery, drugs, malnutrition, infections and other illnesses.

According to the NIH, approximately 2.5 million Americans suffer from the type of diabetes that could be treated with islet cells (Type 1 diabetes and diabetes resulting from specific genetic conditions, surgery, drugs, malnutrition, infections, etc.).

There are currently several treatments for diabetes. Injection of insulin is the most common treatment, but can result in many complications. Allogenic islet transplantation, the transplantation of insulin producing islet cells from one person to another, has been shown to relieve the suffering and serious side effects caused by current therapies, and could result in long-term cost savings to society. But because of limited organ availability, islet transplantation is only available to 2,500 Americans annually.

Islets are small groups of cells isolated from pancreases obtained from organ donors. Islet transplantation uses an approach developed by researchers in Edmonton Canada to inject the isolated islets into diabetic patients (see the illustration below.) Islet transplantation has now been used in more than seventy people with poorly controlled type 1 diabetes and has improved control of diabetes in nearly all those studied, and actually freed many from the need for insulin for as long as two years.

The future of allogenic islet transplantation is severely limited by the lack of availability of human islets or islet cells. One method to increase the availability of islets is to direct hES cells to grow and become islets or the individual cells found in the islets. Scientists agree that hES cells have the highest potential to supply unlimited numbers of islet cells for the treatment of diabetes. That is the focus of Lifeline's efforts in the field of diabetes therapy.

Liver Disease

Estimates of yearly direct health care costs for chronic and acute liver disease in the U.S. alone range from $60 billion to over $100 billion. Chronic liver disease (including hepatitis C) is the third most common cause of death due to chronic diseases in persons 35 to 64 years old. Diseases such as cirrhosis and hepatitis were ranked as the twelfth leading cause of death in 2000.

The only effective treatment currently available for people with liver failure is full or partial organ transplantation. Unfortunately, as with islets, the demand for organs far exceeds the number of organs available. Liver transplantation is only available to about 5,000 patients each year, and there are currently more than 17,000 persons on the wait list for a liver transplant. The vast majority of patients with advanced liver disease (four to five million Americans) are not even on the wait-list. Most patients who would benefit from a liver transplant will never have that opportunity.

Hepatocyte transplantation offers an alternative treatment for the thousands of people waiting for a liver transplant. It has been used in early stage clinical trials to treat patients with liver failure caused by acute or chronic disease and in patients with genetically caused metabolic defects. The combined potential patient pool that may benefit from hepatocyte transplantation (for acute liver failure, chronic disease and metabolic diseases) is at least 2.3 million in the US market alone at an estimated cost per patient of $15,000.

The fact that SCNT technology results in isogenic cells (cells genetically identical to the recipient) will obviate the most significant problem associated with current transplantation methods - rejection of the transplanted tissue because of the genetic incompatibility of the transplanted tissue with the host. Currently, rejection is prevented or reduced by the administration of anti-rejection drugs such as cyclosporine. However, such drugs have significant adverse side effects, and are very expensive.

Since SCNT technology will take time to create "custom" isogenic hepatocytes for individual patients, it is not likely to be used for acute liver failure. In these cases, cell banks with pre-existing hepatocytes derived through parthenogenesis that can be matched with a recipient in immediate need will be the answer. SCNT will be useful to create isogenic hepatocytes for patients with anticipated liver disease, such as patients with chronic hepatitis C infections or with anticipated disease due to genetic disease.

Hepatocyte transplantation is much less costly than whole liver transplant. Estimates show that hepatocyte transplantation is 5 to 10 percent the cost of whole-organ transplantation. A whole liver transplant can cost up to $500,000 while estimates for hepatocyte transplant range at the level of $50,000. There are cases of hepatocyte transplantation procedures being paid for by insurance.

Finally, human hepatocytes are the critical functional component of "Liver Assist Devices" (LADs) also known as a bio-artificial livers. LADs are extra-corporal devices that would function much as a kidney dialysis machine does for patients with kidney failure. They have been the subject of study of both private industry and the NIH. As with hepatocyte transplantation, the ultimate problem is the lack of cells to use in these devices.

Retinal Disease

Diseases involving retinal degeneration are the leading cause of blindness in the US. These diseases include Age-related Macular Degeneration (AMD) and Retinitis Pigmentosa (RP). These diseases are characterized by the death of critical photoreceptor cell called rods and cones. Photoreceptor death is due to an intrinsic abnormality and/or to disruption or death of supportive cells called retinal pigment epithelial (RPE) cells.

RP is a nasty hereditary disease. In RP the photoreceptors on the periphery of the retina degenerate and eventually the patient ends up with tunnel vision and blindness. Many approaches have been tried to cure these diseases, with little success.

Thirteen million Americans have signs of AMD. Over ten million suffer visual loss and over 200,000 are legally blind from the disease. The occurrence of AMD increases with a patient's age and will be a growing problem. 6.3 million people are projected to develop AMD in 2030, compared to 1.7 million in 1995. RP, a group of inherited diseases, causes retinal degeneration in over 100,000 Americans.

The first successful therapeutic use of hES cells may prove to be the treatment of AMD and RP, and Lifeline is uniquely poised to take a leading role in this success. This is because two critical challenges have been overcome: (1) Retinal cell transplant therapy has been shown to be clinically feasible for the treatment of AMD and RP. (2) The differentiation procedures to derive human retinal cells from hES cells have been worked out. Since Lifeline has the expertise and the intellectual property rights to manufacture retinal cells for therapeutic use, it is in the best position to take the lead in the manufacture of these cells for therapeutic use.

Early Clinical Trials

The transplantation of retinal cells to treat vision loss caused by RP and AMD has been shown to be safe and has exhibited some success. Retinal cell transplants are not new; over 200 patients with retinal degenerative diseases have had cell transplants.

As is expected with allogenic cell transplant, immune rejection and sufficient cell supply are still the primary problems. The primary source of retinal tissue and cells for transplants performed to date has been from human organs (eyes and brain tissue) derived from adults or fetal sources. Cells from these tissues have limitations: (1) The supplies of tissue are limited; (2) The ability of cells derived from these tissues to proliferate and form connections with surrounding cells in the host is limited; (3) Allogenic cells derived from donated organs are rejected by the patient's immune system.

Lifeline believes the solution to immune rejection and insufficient cells is to derive retinal cells from human embryonic stem cells created though SCNT or parthenogenesis. These cells will not be recognized as foreign by the patient's immune system and have the potential to be manufactured in great numbers.

Lifeline's Retinal Cell Strategy

Lifeline's goal is to take the lead in the manufacture of retinal cells derived from hES cells for therapeutic use. Lifeline has already submitted a grant to a major private research foundation in conjunction with well-known researchers at the Macular & Retinal Degeneration Center (Cedars Sinai) and the Doheny Eye Institute to develop FDA-approved therapeutic methodologies to producing unlimited numbers of retinal cells for therapeutic use.

The goals of these animal studies are: (1) To generate data on safety and efficacy; (2) To characterize the cells at various stages in their development; (3) To study cell engraftment; (4) To develop and document manufacturing protocols to expand and differentiate the cells; (5) To test and refine methods of cell delivery.

Research Products, Markets

Products

There is a strong market for the use of human cell culture products as tools to perform basic research. These products consist of standardized living cells and the supporting reagents needed to grow these cells. The cells are provided frozen in vials containing approximately 500,000 cells each or plated into flasks. The supporting reagents consist of media for their maintenance and growth factors necessary to stimulate proliferation or specific function. These products are tested and guaranteed to work together as a "Cell System". Each cell system will be quality tested for the expression of specific markers (to assure the cells are the correct type) for proliferation rate, viability, morphology and for the absence of pathogens. Each cell line will have associated donor information.

Market Characteristics

The research market for Cell Systems is made up of scientists performing basic research and applied research in the biological sciences. Basic research involves the study of cell biology, and the biochemical pathways to human disease. Applied research involves drug discovery, vaccine development, clinical research including cell engineering, and cell transplantation.

The market can be broken into three segments. These include: (1) academic researchers in Universities and privately funded research organizations; (2) government institutions such as the Army, the Environmental Protection Agency and others; and, (3) industrial organizations such as pharmaceutical companies and consumer product companies. The combined academic and government market comprises approximately 40 percent of the total market. The industrial segment comprises approximately 60 percent of the market.

The global market can be divided into four parts. The US and Canada are approximately 45 percent, Europe is approximately 30 percent, Japan is approximately 10 percent and the rest of the world takes up the remaining 15 percent.

The Drivers in the Research Market for Commercial Cell Systems

    *    The need for experimental models relevant to human biology. Human cells are more predictive of human biology than non-human cells or genetically modified cell lines.
    *    The need to lower the cost of drug development in the pharmaceutical industry. The drug discovery and development process requires in excess of 14 years and $300 to $600    million for each approved drug. Human cell systems can screen out toxic drugs early in the development process, thus avoiding late stage failures in clinical trials. Since liver toxicity is one of the primary reasons for late stage drug failure, human hepatocytes are in high demand to screen drugs for metabolic problems or toxicity early in the development cycle.

    *    Researchers are striving for experimental control. Serum-free defined media and low serum media provide the benefit of experimental control to researchers because there are fewer undefined components in the media that contribute to variability in experimental results.
    *    The need for consistency in experiments that can be given by quality controlled products.
    *    Freedom from the need to formulate media in-house, obtain tissue or perform cell isolations

    *    Need to reduce animal testing in the consumer products industry due to public pressure.

Competitors

Lifeline will encounter commercial competition in the product areas it will initially enter. The primary commercial competition is Cambrex Corporation and its Clonetics product line. They are the leader, having an estimated 30 to 40 percent of the market.

Significant unnamed competitors are the researchers who formulate their own media and isolate their own cells. This segment still makes up at least 30 percent of the existing potential market.

Lifeline expects to be successful at selling its research products in this competitive environment. Lifeline's management has a combined total market experience of over 45 years. They understand customer needs and the current weaknesses of the competition. Lifeline can provide products of equal quality because our management and scientists have experience and knowledge of the manufacturing and quality control parameters. We can therefore provide the customers with similar guarantees. Lifeline will strive to gain market share from the competition by taking advantage of their weaknesses and striving to detect changes in customer needs and modifying the products to meet those needs.

The areas where Lifeline expects to have the least competition are with human hES cell products. Current competitors are Invitrogen (Carlsbad, CA), StemCell Technologies Inc. (Vancouver, BC), Specialty Media (Phillipsburg, NJ) and ChemiCon International, Inc. (Temecula, CA). These companies provide standard media that have not been optimized for embryonic stem cell growth. The competitor's products do not have the features and benefits shown below that Lifeline's products will possess:

    *    Cells will be tested and guaranteed to work with human ES cell lines.
    *    Media will be optimized at the basal and growth factor level for the growth of ES cells.
    *    The ability to grow ES cells on a matrix without the need for serum or feeder layers.

Lifeline's products will be unique and will address a new and quickly growing (estimated annual growth rate of 15 percent) stem cell market. This growth rate is likely to increase since California's Proposition 71 passed providing $3 billion in funds for embryonic stem cell research.

Human Hepatocytes

Current suppliers of human hepatocytes are Cambrex Corporation (East Rutherford, NJ), CellzDirect (Tucson, AZ) and In Vitro Technologies (Baltimore, MD). These companies cannot supply a consistently available source of human hepatocytes because of the lack of available liver tissue. In addition, because the tissue is of such varying quality, the quality of the hepatocytes themselves varies widely. The first company able to provide a consistent supply of hepatocytes would quickly achieve the majority market share.

Embryonic stem cell technology has the potential to allow Lifeline to provide a consistent source of high quality hepatocytes without the need to derive the cells from liver tissue. In addition, the existence of a dependable source of quality hepatocytes would stimulate the pharmaceutical companies to develop routine testing programs and cause market expansion.

Lifeline's management understands the distribution and shipping technologies for these products. Domestic (US and Canada) distribution will be direct and Lifeline will use international distributors for overseas distribution.

Intellectual Property Strategy

Lifeline has entered a field in which its value and ability to operate is based largely on the Intellectual Property (IP) it owns or licenses. Lifeline acted quickly to establish the IP rights it needed to operate by purchasing exclusive rights to a portfolio of patents and patent applications from Advanced Cell Technology including exclusive worldwide rights to produce hES cells for human therapy in the fields of diabetes, liver disease and retinal disease using the following technologies:

                *    Somatic Cell Nuclear Transfer (SCNT, also called "Nuclear Transfer").
                *    Chromatin Transfer (a more efficient method of nuclear transfer).
                *    Parthenogenesis (the creation of an embryo without the need for a sperm or a nucleus from a donor cell).

This patent portfolio consists of 30 families of patents consisting of 128 separate patents or patent applications in the field of stem cell culture. The majority of the patents and applications have been filed in the US and internationally, thus covering the majority of industrialized countries. Management believes that this portfolio gives Lifeline all of the IP it needs to operate and to conduct its own research. ACT is responsible for patent prosecution.

The field of embryonic stem cell research is ripe with opportunities for discovery. Lifeline will be in an excellent position to develop technologies that will lead to the filing of its own patents.

The Current Patent Environment

Intellectual property is being created and licensed in roughly four areas, the isolation and creation of hES cells, the differentiation of hES cells, the medical use of hES cells, and scalable cell culture methods that will meet FDA requirements.

The creation of hES cells can be accomplished using several types of technologies, "germ cell technology", "nuclear transfer technology", "chromatin transfer", "parthenogenesis" and the use of frozen fertilized eggs found in fertility clinics. Without going into technical detail, it should be noted that:

        1) The hES cells that have the most potential are derived from early stage embryos known as blastocysts. Blastocysts can also be obtained from frozen fertilized eggs (found in in-vitro fertilization clinics) or generated in the laboratory using nuclear transfer, chromatin transfer and parthenogenesis. Lifeline does not plan to use frozen fertilized eggs from fertilization clinics.
        2) Germ Cell Technology derives hES cell lines from embryos at a much later stage than those obtained from blastocysts and therefore the ethical concerns are higher. In addition, we do not believe the hES cells derived from germ cell technology are as medically useful as those derived from blastocyst stage embryos.
        3) "hES cells" are considered to be different than "hES cell lines". hES cells are defined here as the mixed population of stem cells having various different sets of characterization markers that have been isolated and expanded from a blastocyst. hES cell lines are defined as a purified population of one type of hES cell that can be defined through the biological markers and characterizations found in the WARF patents (see below).

Isolation and Creation of hES Cells and hES Cell Lines

There are a relatively small number of institutions that own IP in the field of creating hES cells and hES cell lines. Wisconsin Alumni Research Foundation (WARF) own the product rights (composition of matter patents) to hES cell lines. They also own the method patents to create hES cell lines. Vanderbilt University and Johns Hopkins own the rights to create hES cell lines using germ cell technology. The University of Massachusetts (Amherst) owns and has licensed to ACT the rights to create hES cells using nuclear transfer, chromatin transfer and parthenogenesis (the technologies that Lifeline has obtained through its licenses from ACT). The Roslin Institute (UK) owns rights to use nuclear transfer technology to create embryos for the cloning of non-human animals. This list is not meant to be a comprehensive coverage of all rights owned in the field and reflects only the most prominent organizations in the field.

Differentiation of hES Cells

Differentiating hES cells into specific cell types is a complicated biological process and there are likely to be a multitude of variations of methods to accomplish the task. Therefore, method patents in this field are likely to be difficult to enforce and relatively simple to circumvent. Some patents in this area include:

    1) Geron Corporation.
                a. The creation of liver cells from hES cell lines.
                b. Geron has many patent applications pending for the differentiation of hES cell lines to nerves, bone, fat, tendons, heart muscle and islets.
    2) University of Wisconsin - Methods to creating blood-producing cells from hES cell lines.
    3) ES Cell International , Ltd. (ESI, Australia) - Methods to differentiate hES cells into beta cells found in islets.
    4) Diacrin (Charlestown, MA) - Methods to differentiate hES cells into nerve cells.

International Issues

Europe is debating patent issues in the field of stem cell research. This debate seems to be leading in a direction that will allow some opportunities for companies to operate in the field.

In 1998 the European Patent Office (EPO) issued the EU Directive 98/44/EC. The articles relevant to the patentability of stem cells state:

        1) The human body, at the various stages of its formation and development, and the simple discovery of one of its elements, including the sequence or partial sequence of a gene cannot constitute patentable inventions.
        2) Industrial or commercial uses of human embryos are unpatentable.
        3) Inventions shall be considered unpatentable where their exploitation would be contrary to public order or morality.

However, the UK Patent Office has decided that there are types of hES cells that can be patented, specifically hES cells known as "pluripotent" stem cells. Pluripotent hES arise from further division of earlier stage hES cells known as totipotent cells (the first four or so cells of a blastocyst which have the potential to develop into whole human beings). Since pluripotent hES cells do not have the potential to develop into an entire human body, the UK Patent Office maintains that they can be patented. Unfortunately, the EPO is not taking the same approach. The EPO has decided that embryonic stem cells are not patentable. There is opposition to this decision on the grounds that should the EPO continue to follow it, it would put Europe at a commercial disadvantage in the field as compared to the US, where over 100 patents covering human embryonic stem cells have already been granted.

Lifeline's license rights and its research strategy are aimed at hES cells that best fit the UK Patent Office's definition of "pluirpotent" hES cells.

Scalable Cell Culture Methods

Several companies, including Geron, WARF, ACT and BresaGen (Athens, GA) have US patent applications for improved culture methods (no animal proteins or feeder cells) of hES cells. However, Lifeline knows of no patents for scalable methods of culturing hES cells to encourage fast growth in conditions that will pass FDA's therapeutic requirements. Lifeline believes its current patent portfolio, its internal expertise, along with its collaborative relationship with ACT gives it an advantage in the field of scalable cell culture methods that will meet FDA requirements.

Lifeline's Opportunities to Develop its own IP

The therapeutic field of regenerative medicine (technologies that repair or replace diseased or defective tissues or organs), and in particular the use of embryonic stem cells, is ripe with opportunities to develop intellectual property. The main types of regenerative medicine utilize products naturally occurring in the body, such as genes, proteins, cells and tissues; embryonic stem cells, and biomaterials. The patenting of substances that occur naturally in the world, including stem cells, has traditionally been disallowed. However, patent opportunities lie in the ability of a company to discover these naturally occurring cells and manipulate the cells into medically useful forms. Both composition of matter and method patents are allowed in this area.

Lifeline will vigorously pursue product patents for newly isolated stem cells that are on the path of becoming islets or liver cells. These include:
        1) Undifferentiated stem cell lines
        2) Partially differentiated stem cell lines
        3) Genetically modified stem cell lines.

Lifeline will vigorously pursue product patents for reagents for the culture of hES cells to become islets, liver cells, and retinal cells. These include:
        1) Media containing only FDA-approved proteins for the culture of hES cells for therapeutic purposes.
        2) Growth factors, supplements and other reagents for the differentiation of hES cells into islets and liver cells.

Lifeline's opportunities for method patents include:
        1) Methods for the differentiation of stem cells to islets, liver cells and other cell types.
        2) Processes for the culture and expansion stem cells in conditions without animal products to FDA specifications.
        3) Enrichment and purification of stem cells or differentiated cells to ensure a pure population for transplantation.

The scientific staff at Lifeline is expert at developing and implementing cell culture systems to achieve specific cell functionality and have a successful history of developing technologies in all of the fields mentioned above. The opportunities for patents parallel the research tasks necessary to develop Lifeline's ultimate therapeutic products. Lifeline's management is aware of the many patent opportunities open to it and will be aggressive to protect all intellectual property that is created.

DEVELOPMENT OF RESEARCH PRODUCTS

Lifeline's research and development of commercial products can be broken into two parts:
        1) The development, manufacture and commercialization of standardized media, reagents and cells for sale into existing research markets.
        2) The manufacture and commercialization of unique research products for the culture of embryonic stem cells.

Lifeline's "Cell System Product Development Group", headed by Jeremy Hammond, will lead the development of Lifeline's research products.

The Commercialization of Standard Research Products

As mentioned previously, Lifeline's research and development staff is well on its way to developing three cell systems for sale into the research market.  The first Cell System should be released in the third quarter of 2005 and the remaining within the next six months

        1) A serum-free human fibroblast medium and associated fibroblasts. Fibroblasts are wound healing cells.
        2) A low serum human endothelial medium and associated endothelial cells. Endothelial cells form blood vessels.
        3) A serum-free human keratinocyte medium and associated keratinocytes. Keratinocytes make up the protective outer layers of the skin.

The basic formulations of these products are published, and the applications are well understood by researchers in the market. However, through years of previous experience with these products, and because the formulations are commercially available, media have not changed to take advantage of improvements in science, Lifeline's staff has made improvements to these formulations that have provided improved performance beyond similar products available in the market today. A testament to this experience is the fact that a major pharmaceutical manufacturer has approached Lifeline's staff to formulate an improved version of a serum-free human fibroblast medium for use in the culture of human fibroblasts for therapeutic use.

Research Products for ES Cells

Lifeline has licensed from ACT the rights to commercialize and sell any reagents and cell products they have or well develop during the course of their therapeutic research. This is an opportunity for Lifeline to launch new products to generate revenue and to establish Lifeline as a leader in the field of embryonic stem cell culture. ACT has developed media formulations and cell matrix compositions that Lifeline believes are superior to anything available on the market today for the culture of embryonic stem cells. In addition, ACT has created lines of mouse embryonic stem cells that are well characterized and suitable for sale into the research market.

Therapeutic Research Plans

Retinal Disorders

Retinal cell differentiation pathways have been developed. Therefore the therapeutic research plan involves immediately beginning clinical trials and developing FDA-approved production methodologies.

Implementation of Clinical Studies

The first step is to conduct animal studies. The elements necessary to do this are a cell manufacturer, a cell delivery protocol, the clinical research scientists to design and conduct the studies and funding. Lifeline has pulled together these elements and submitted a grant to fund this project..

Lifeline has the capacity and the intellectual property rights to manufacture the cells. As part of Lifeline's license agreement, technology transfer for the retinal differentiation protocol will take place.

As a cell manufacturer, Lifeline's resources are: (1) a fully equipped cell culture and manufacturing laboratory; (2) experienced staff in the creation and culture of hES cells, cell system development and cell manufacturing; (3) experienced personnel and computer and software for project management. Lifeline will work closely with FDA to develop manufacturing protocols through pre-clinical animal trials thorough product release.

Lifeline has several options to provide a cell delivery methodology: (1) Lifeline has access to an integrated computer-controlled cannula to surgically deliver retinal cell and pharmaceutical materials to the back of the eye. This system has already been tested in clinical trials; (2) Lifeline is working with an experienced scientific staff at the Macular & Retinal Degeneration Center (Cedar Sinai) and the Doheny Eye Institute with experience in the development and refinement of medical instruments to apply cells to the eye.

Diabetes and Liver Disease

The research necessary to manufacture unlimited numbers of islets and liver cells in a manner that adheres to FDA requirements will require significant accomplishments in basic and applied research. Lifeline's management is quite aware of the challenges ahead, however we believe that none of the challenges are insurmountable.

The first step is to develop differentiation methodologies to induce the natural pathways in hES cells to derive islet cells and liver cells. An overview of the plan is as follows:

        1) Receive technical training in SCNT and Parthenogenesis from ACT.
        2) Develop techniques to isolate and culture embryonic stem cells that are progenitors to endodermal tissues.
        3) Use known technologies of genetic engineering to create embryonic cell lines capable of signaling when select promoters are expressed. These promoters will be selected based on their ability to lead to gene expression patterns promoting the development of endodermal tissues.
        4) Develop techniques and robotic equipment to culture the engineered embryonic stem cell lines in multi-well culture plates containing hundreds of variations of culture conditions. This system must have the ability to measure cell signaling in the engineered embryonic stem cell lines that indicate the proper promoter(s) have been activated.
        5) Through iterations of step four above, develop a culture protocol that results in cells expressing the genes that are known to lead to endodermal tissues. These cells will be called "pluripotent endodermal stem cells" and will be assumed to be precursors of the endoderm lineage (the lineage leading to islets and liver cells).
        6) Develop techniques to expand pluripotent endodermal stem cells without causing differentiation, or loss of their ability to differentiate.
        7) Develop techniques to induce final differentiation.
        8) Develop techniques to purify the final cell population. Cells must be proven to be pure and not to contain undifferentiated cells that may produce teratomas or malignant tumors when injected into the patient.

REGULATORY CONSIDERATIONS

CBER and the Definition of Cellular Therapy Products

The US regulatory environment surrounding stem cell based therapies is relatively new. Lifeline's management pays close attention to regulatory issues from the onset of research to stay abreast of regulatory changes and be sure that we gather all necessary data and implement all the necessary systems to ensure that clinical trials proceed smoothly.

Products produced by Lifeline will be defined as a "biologic" and regulated by a division of FDA called CBER (Center for Biologics Evaluation and Research) under section 351 of the Public Service Act. In addition, in the case of islets and likely also for hepatocytes, Lifeline's products will also meet some criteria of a "drug" under the Federal Food, Drug and Cosmetic Act (FD&C Act). Thus the regulatory process will involve regulatory requirements from both biologics and drugs.

The Regulatory Process for Cell Therapy

FDA approval processes for cellular transplants are similar to that for new drugs. Unlike the normal use of conventional tissues (skin, bones, ligaments, etc.), Lifeline's products will require extensive manipulation and will likely be used for metabolic purposes. Therefore, they will require prior regulatory approval (Investigational New Drug (IND) approval.) In addition, Lifeline's products will also be regulated under some regulatory requirements required for the approval of new drugs. Lifeline's economic strategy will be to finance internally as much of the early Phase I and Phase II trials (see below) as is possible through its commercial operations and through private grants so as to create maximum corporate value before any additional equity is required or before it entertains any proposals for acquisition or merger.

The first step in the approval involves reviews of research and development and preclinical testing in animals. Next comes a safety review for an IND application and the submission of a DMF (Drug Master File) to allow Lifeline's sponsors or subcontractors to reference Lifeline's data and manufacturing protocols. Then begins a phase I clinical trial to assess safety. Phase II clinical trials occur next to assesses primarily effectiveness and conduct additional safety studies. This leads to Phase III clinical trials to assess safety, dosage, and effectiveness. The next step is to submit a Biologics License Application (BLA) that is necessary to obtain pre-market approval.

To the extent that extensive human trials are required, it is also likely that the time and money required for approval may vary widely from the drug model. In particular, animal testing and phase I trials may be relatively inexpensive and short in duration relative to the process with small molecule drugs. This is especially likely to be true if the cellular products prove to be highly efficacious to very ill patients where no alternative therapies exist.

Specific Areas of Regulation Relevant to Lifeline

There are specific issues to consider that are outlined in FDA's publication "Guidance for Somatic Cell Therapy and Gene Therapy" (March 1998) that are relevant to Lifeline's products. These considerations are:

        1) Collection of Cells - Donor selection criteria must be established and tracked (age, sex, or exclusion criteria), including serological, diagnostic, and clinical history data, the presence or likelihood of infection by HIV-1 or HIV-2, hepatitis B or C viruses, Human T-Cell Lymphotophic Virus 1 (HTLV-1), and other infectious agents (newer guidance for Creutzfeldt-Jakob Disease (CJD) and variant Creutzfeldt-Jakob Disease (vCJD)).

        2) Cell Culture - All procedures must be documented and controlled, this includes: quality control procedures (quality of materials, equipment validation, and monitoring); culture media manufacturing procedures (validation of serum additives and growth factors, records, sources, and lot numbers of components used in culture media); testing for adventitious agents (bacteria, yeast, mold, mycoplasma, and adventitious viruses); monitoring of cell identity (a) for drift in properties of cell population, (b) overgrowth by different cell types, (c) acceptable limits for culture composition, and (d) quantitative assays for functional potency; and the final characterization of therapeutic entity (if the intended therapeutic effect is based on a particular molecular species synthesized by the cells, e.g., for islets provide data to show that an appropriate and biologically active form of insulin is present); procedures to track culture longevity (if applicable), using the stability of key characteristics to define the limits of the culture period.

        3) Cell Banking - Procedures must be documented and controlled for cell therapy products that are made repeatedly from the same cell source.

        4) Materials Used During Manufacturing - Control and monitoring procedures should exist for materials used such as: antibodies, cytokines, serum, proteins, toxins, antibiotics, and other chemical or solid supports (such as beads) that can affect the safety, purity, and potency of the final therapeutic product. Components should be identified clearly and a qualification program with set specifications established for each component. Limits should be established for the concentrations of all production components that may persist in the final product.

Even more specific considerations relevant to embryonic stem cell based products demand that Lifeline's products:

    1) Be proven to not cause tumors.
    2) Not "dedifferentiate" or form undesired cell types within the patient.
    3) Should not have residual antibiotics or other potentially harmful drugs associated with them that could cause adverse reactions in patients.
    4) Should have a normal genetic constitution (normal cerotype).
    5) Should engraft in the correct location and not travel and engraft in anatomic areas where they could cause harm.

Lifeline's Strategies to Prepare for Regulatory Compliance

The fact that Lifeline's products will be regulated as "biologic" and also as a "drug" will make the regulatory hurdles difficult. However, Lifeline's management will alleviate much of the uncertainly by beginning to prepare for clinical trials at a very early stage and enlist the help of experts when needed. Therefore, Lifeline will:

    1) Work with CBER/FDA at the earliest possible time in the research process to ensure compliance and avoid future expense.
    2) Take early actions to prepare for submission of Indus, Doffs and BLA submissions
            a) All research notebooks will be stored
            b) During preclinical development and manufacture Lifeline's laboratories will strive for Good Laboratory Practices (GLP) levels of compliance. Some aspects of the more rigorous "Current Good Manufacturing Compliance (cGMP) compliance will be in place during manufacturing for Phase I and will build through Phase II / III. Full cGMP compliance will be in place at time of submission of BLA.
            c) Quality control specifications and protocols will be developed and maintained as early in the research process as possible.
            d) The following standards and systems will be initiated early in product research and development and become more comprehensive through the advancing clinical trial process:
                        i) Tracking of materials (holding and distribution)
                        ii) Quality control standards and acceptance standards for raw materials and finished goods
                        iii) Document control (records and reports)
                        iv) In-process manufacturing control procedures and tests
                        v) Product characterization testing and documentation
                        vi) Set up control systems for packaging and labeling
                        vii) Testing of critical laboratory equipment and manufacturing equipment
                        viii) Shelf life studies will be initiated early in development.
            e) Manufacturing and change control systems will be implemented as data is gathered from IND studies and as product specifications are developed and/or changed.
            f) Specifications and procedures for final release testing will be developed (sterility, purity, identity and potency).

            g) Product storage methodologies (cell banking) will be tested and validated against release criteria
            h) Systems to validate manufacturing change against prior data will be put into place.

Lifeline's management has worked within the industry to transition cell-based products from "research use only" status to "therapeutic use" status. We appreciate the importance of the policies outlined above for making the path to therapeutic use easier and less expensive.

Opportunities Outside the United States

Lifeline has established relationships and collaborations with leading scientists in leading government medical research facilities in Russia. This relationship opens up an opportunity for Lifeline to conduct research and early-stage clinical trials in Russia. We believe this opportunity would allow Lifeline to generate high quality data at a much lower cost than could be done in the US.

Lifeline's People

Jeffrey Janus - CEO

Mr. Janus has over 14 years of experience commercializing human cell based products for research use. Mr. Janus's background in science (BS Biochemistry) and business (MBA) combined with his experience in building businesses around biological research products makes him uniquely qualified for this position.

As a Director of Finance and Scientific Marketing for Clonetics Corporation (San Diego, CA), Mr. Janus was one of the early founders of the Clonetics brand of human cell systems, the world's leading commercial line of human cell culture products. Cambrex Corporation (Rutherford, NJ) currently owns the Clonetics brand. Mr. Janus raised funds through venture capital and Small Business Innovative Research (SBIR) grants. He coordinated in-house teams of research scientists, product managers and outside collaborators to develop and launch over 40 human cell systems consisting of over 200 individual products. Sales grew from less than one million dollars to annual sales exceeding $19 million dollars, maintaining an average growth rate of 20 percent for over ten consecutive years. The business was profitable. Gross profit were approximately 80 percent with net profits in the range of 15 percent.

Mr. Janus administered the sale of Clonetics Corporation to BioWhittaker Inc. (Walkersville, MD) in 1995 and became the Director of Marketing for Clonetics products under BioWhittaker where he continued to create new products and business opportunities for BioWhittaker.

Mr. Janus:

    *    Directed the development and commercialization of cell based research products including the first product allowing standardized differentiation of stem cells.
    *    Launched a custom cell production laboratory as a vehicle to move research-use-only cell systems into the pre-clinical / therapeutic markets. The custom cell production laboratory produced the first cell lots under GMP used for heart repair.
    *    Built a business to provide cell systems to the pharmaceutical industry for metabolic and toxicity testing. Established a stand-alone hepatocyte production laboratory and launched human, simian and rat derived heaptocyte product lines into the pharmaceutical drug testing market.
    *    Responsible for the development of unique "barrier function" cell models for pharmaceutical drug testing including intestinal barrier models and corneal models.
    *    Traveled with the Director of International Sales to open markets for cell products in Asia.

Mr. Janus has a strong technical knowledge of cell culture and cell culture applications, especially in using cell assays to measure toxicology. He has co-authored publications illustrating the use of human cells as research tools.

Mr. Janus has worked as a consultant, helping companies such as Cognate Therapeutics (Baltimore, MD), Vesta Therapeutics (RTP, North Carolina) and Geron Corporation (Palo Alto, CA) to build business income to supplement their therapeutic research by providing human-cell based products to the research market.

Elena Revazova, Ph.D., M.D. - Director of Research and Development

Lifeline's research is conducted by Dr. Elena Revazova, one of the world's experts in creating immortal cell lines without the introduction of cancer causing factors. Dr. Revazova had been one of the leading cell biologists in Russia before coming to the United States six years ago. She has written or co-authored over 57 patents in the field and for 22 years was the head of the Department of Experimental Models at the Institute of Gene Biology in Russia, administering a collection of over 150 different cell lines. She has personally created or supervised the creation and patenting of over 50 different cell models that include, stomach, colon, liver, renal, lung, muscle and skin cells and has also created stable human cell lines from tumors of various organs and tissues, including the esophagus, stomach, colon, liver, lung, larynx, uterus and breast. Since coming to the United States, Dr. Revazova has created approximately 40 human cell lines and several animal lines in her five years working at UCLA. Dr. Revazova has now brought those years of experience to Lifeline as a shareholder and its Director of Research and Development

Dr. Revazova's relationships in her home country of Russia have been particularly valuable to Lifeline since we created the ability for her to work in a state-of- the-art laboratory in Moscow. As a result, Lifeline has been able to create significant corporate value by completing in a few months, at modest cost, work that would normally have required several years and several millions of dollars.

Hoyt Matthai - Director of Manufacturing

Mr. Matthai has over 20 years of experience and knowledge directing and establishing manufacturing facilities and operations for the production of cell culture products and medical devices for pharmaceutical, In Vitro Diagnostic (IVD) and research use.

Mr. Matthai's experience will give Lifeline the ability to establish the manufacturing operations and control systems (documentation and environmental) needed for both research grade and therapeutic grade products. He will help Lifeline efficiently manage and establish facilities within a predictable budget.

Mr. Matthai:

    *    As the Director of Manufacturing at NeuralStem, he was responsible for the supply of stem cell derived cell cultures for clinical research. He introduced large scale manufacturing techniques without increasing headcount and developed and validated shipping methodologies (national and international) for living cells.
    *    As a Senior Director of Cell Therapy Operations at Cambrex Biotechnology Group Mr. Matthai established the operations necessary to meet the demands of a contract to manufacture autologous cells for clinical trials. Mr. Matthai's organization manufactured the first cell lot used to produce an injectable within ten months from initiation of the contract.
    *    Mr. Matthai was the Director of Manufacturing and Site Operations for BioWhittaker (now a Cambrex Company) where he oversaw a site with 82,000-sq. ft. of manufacturing space, 65,000-sq. ft. of warehousing space and 230 personnel. The manufacturing groups included cell culture for pharmaceutical use, In Vitro Diagnostic (IVD) and research use, powdered media, IVD liquid media, flexible packaging (bags for media), licensed endotoxin detection kits, diagnostics and Veterinary Services.
    *    Mr. Matthai directed the design, construction, and bringing on line a joint venture (BioWhittaker and Boehringer Ingelheim) GMP facility located in Verviers, Belgium. He was responsible for the manufacture of IVD liquid media, bovine serum filtration for IVD use and IVD cell culture. The facility continues to be the premier media-manufacturing site in Europe.

Jeremy Hammond - Director of Quality Control

Mr. Hammond is a very strong resource for Lifeline in the area of product development, quality control (QC) and manufacturing scale up for cell culture products. He has over 15 years of direct experience in developing human cell based products including serum-containing and serum-free media formulations and purified human cells.

Mr. Hammond played a key role for nine years as a Senior Research Scientist in the development of the Clonetics brand of human cell products. Clonetics brand products currently lead the market for human cell products, selling in excess of $20 million annually.

Mr. Hammond:

    *    Developed strategies to optimize media to promote specific cellular functions of human cells in culture.
    *    Created methods to produce cell isolations from primary tissues in marketable quantities
    *    Developed key elements of liver cell culture and assay systems.
    *    Developed chemically defined media and cell culture procedures for potential use in clinical applications. These supported isolation, expansion and long-term culture of keratinocytes, fibroblasts, smooth muscle cells and mesenchymal stem cells.

Mr. Hammond directed and established the QC Department for Clonetics Corporation (products currently owned by Cambrex Corporation). He developed the associated QC assays used to insure quality media and cells are provided to customers.

He was responsible for the transfer and scale up of the Clonetics cell culture technology into the manufacturing environments at Clonetics Corporation and BioWhittaker Corporation. Each transfer involved adapting to new manufacturing processes and larger batch sizes while maintaining product quality and standards.

Mr. Hammond's experience will help Lifeline in future therapeutic product manufacture. His experience in serum-free media development will help Lifeline develop media free of animal-derived proteins thus eliminating the danger of introducing infectious biological agents to patients. Animal serum (especially bovine serum) may contain agents that cause disease, as has been seen with mad cow disease. In addition, Mr. Hammond has direct experience adapting QC assays to fit within regulatory guidelines demanded by ISO 9000 and cGMP.

Gregory S. Keller, M.D. Managing Member

Dr. Keller is Co- Director of Facial Plastic Surgery, Division of Head and Neck Surgery at the University of California, Los Angeles. He has been involved in medical product development and applications for 26 years, and holds numerous patents on emerging medical technologies that have successfully transitioned to active medical products. Dr. Keller has been involved in cell technologies and their applications for the last 10 years.

Kenneth C. Aldrich, Managing Member

Mr. Aldrich has been active in bioscience ventures, capital investing and private equity for over 25 years. He is a managing director at Convergent Ventures, LLC, a "seed capital" bioscience venture capital firm in Los Angeles and holds B.S. and J.D. degrees from Harvard University.

William B. Adams, Managing Member and CFO

A former Ernst and Young executive, Mr. Adams has extensive experience in corporate consulting, financing and private equity. He is a managing director at Convergent Ventures, LLC, a "seed capital" bioscience venture capital firm in Los Angeles. He is a member of the Ernst and Young Alumni Board of Directors for Southern California.

Item 17.    Management's Discussion and Analysis or Plan of Operation

Forward-Looking Statements

The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

We are a biotechnology company focused on developing and commercializing human stem cell technology in the emerging fields of regenerative medicine and stem cell therapy as discussed in more detail in this prospectus.

CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on our limited historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. As we have recently begun operations we have not had any changes, but would include any changes in the financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

 Use of Estimates - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Off Balance Sheet Arrangements - On July 1, 2005, ASC entered into a Share Exchange Agreement (the "Agreement") between ASC, Lifeline Cell Technology, LLC ("Lifeline") and member of Lifeline.  Pursuant to the terms of the Agreement, ASC will acquire 100% of the outstanding membership interests in Lifeline for 18,000,000 shares of ASC Preferred Stock (See Item 12. Description of Securities).  In addition, certain holders shall be entitled to purchase an additional 50,000 shares of ASC preferred stock at a price of $1.00 per share.  One of the conditions precedent to the completion of the acquisition transaction is that ASC has agreed to contribute the sum of not less than $2,500,000 in the form of cash or other form acceptable to both Lifeline and ASC.  The acquisition is expected to be completed by December 31, 2005.

RESULTS OF OPERATIONS

Revenues

We have recently started operations and have not generated any Revenues for the period since inception (March 15, 2005) through June 30, 2005.

General and Administrative Expenses

General and administrative expenses for the period since inception (March 15, 2005) through June 30, 2005 consisted of $3,593 of organizational expenses related to the formation of the company.

Net Loss

Net loss for the period from inception (March 15, 2005) through June 30, 2005 was $3,593 and consisted of organizational expenses related to the formation of the Company.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.  The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis.  By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions.  SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance.  The provisions of SFAS 153 shall be applied prospectively.  The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment".  SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.  SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees.  However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used.  Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) is applicable for ASC effective the first interim period that starts after July 1, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and cannot determine the future impact as the Company does not have any "Share Based Payment" compensations programs, but may implement them in the future.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)". The amendments made by Statement 152 amend FASB Statement No. 066, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (1) incidental operations and (2) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

In December 2004, the FASB issued two FASB Staff Positions-FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position since the Company currently does not have any manufacturing operations or inventory.

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004.

In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104 ("SAB No. 104"), "Revenue Recognition." SAB No. 104 supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangements, and replaced such guidance with that contained in EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinded the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company's results of operations or financial condition.

In January 2003, the FASB issued FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, FIN 46 was replaced by FASB interpretation No. 46(R) "Consolidation of Variable Interest Entities." FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. The Company does not currently have any variable interest entities that will be impacted by adoption of FIN 46(R).

LIQUIDITY AND CAPITAL RESOURCES

We are financing our operations primarily with the proceeds of the sale of $532,645 of our common stock.  Cash held in escrow at June 30, 2005.  The increase in the current period is the result of sales of common stock described above.

Our future cash requirements will depend on many factors, including the pace and scope of our research and development programs, the costs involved in filing, prosecuting, maintaining and enforcing patents and other costs associated with commercializing our potential products.  However, we expect to require substantial additional funding.  We intend to seek additional funding primarily through public or private financing transactions.  If we are unable to raise additional funds, we will be forced to either scale back our business efforts or curtail our business activities entirely. We anticipate that our available cash and expected income will be sufficient to finance most of our current activities for at least twelve months from the date of the financial statements, although certain of these activities and related personnel may need to be reduced.  We cannot assure you that public or private financing will be available on acceptable terms, if at all.  Several factors will affect our ability to raise additional funding, including, but not limited to, the volatility of our common stock.  See "RISK FACTORS THAT MAY AFFECT OUR BUSINESS" set forth in this prospectus for a more complete discussion of these factors.

PLAN OF OPERATION

American Stem Cell Corporation ("ASC") was incorporated in the State of Nevada on March 15, 2005.  American Stem Cell Corporation believes that a unique and unparalleled business opportunity exists for any company capable of taking the lead in evaluating, acquiring, integrating and commercializing advanced stem cell technologies and resulting therapies.

Given the current and rapidly expanding degree of international interest, the amount of monies being dedicated to research, and the potential for breakthroughs, there has never been a better window of opportunity to create a "global approach" in the business development of stem cell therapies.

ASC is intent on becoming an industry leader in the commercialization of stem cell research achievements by seeking to control a combination of compatible technology advances that could result in the acceleration to market of stem cell therapies.

ASC's corporate strategy is currently made possible by the vertical nature of the research community.

Typically, stem cell research is still the domain of small, scientific entities working independently or under the auspices of hospitals or universities.  Research is generally driven by one key scientist, who is in the business of research not the business of marketing any eventual technology or therapies originating from his or her work.

By keeping its "finger on the pulse" of international stem cell research, ASC can view the research playing field in its entirety.  ASC can anticipate trends and achievements and react quickly to research developments that, if viewed independently, may not create the same degree of importance as if viewed in conjunction with other compatible technology known to or controlled by ASC.

ASC's corporate goal is to be first to market as a solutions provider for the stem cell research industry and the ultimate medical solutions provider through applied stem cell therapies.  To this end, ASC has begun the process of locating companies for acquisition purposes.  One such potential acquisition target is Lifeline Cell Technology, LLC ("Lifeline").

On July 1, 2005, ASC entered into a Share Exchange Agreement (the "Agreement") between ASC, Lifeline and members of Lifeline.  Pursuant to the terms of the Agreement, ASC will acquire 100% of the outstanding membership interests in Lifeline for 18,050,000 shares of ASC Preferred Stock (See Item 12, Description of Securities).  In addition, certain holders shall be entitled to purchase an additional 50,000 shares of ASC preferred stock at a price of $1.00 per share.  One of the conditions precedent to the completion of the acquisition transaction is that ASC has agreed to contribute the sum of not less than $2,500,000 in the form of cash or other form acceptable to both Lifeline and ASC. The acquisition is expected to be completed by December 31, 2005. ASC intends the Lifeline acquisition to be one of many future transactions.

Item 18.    Description of Property

Facilities

ASC is currently operating out of temporary office facilities in Los Angeles, California, Vancouver and Kelona, Canada.  These facilities are provided to the Company under individual services contracts.

Upon completion of the acquisition of Lifeline, ASC will acquire Lifeline's laboratory property.

Lifeline has outfitted a 1800 square foot laboratory at 32 East Frederick Street, Walkersville Maryland. This laboratory will be used to develop and manufacture Lifeline's research products, for sales and marketing and general administration. The Walkersville facility contains a 1000 square foot manufacturing laboratory fitted with the necessary water purification, refrigeration, labeling equipment and standard manufacturing equipment to manufacture, package, store and distribute media products. There is a 500 square foot quality control and cell culture laboratory outfitted with the necessary cell isolation equipment, incubators, microscopes and standard cell culture equipment necessary to isolate and culture cells and conduct quality control tests to produce superior cell culture products. The manufacturing and quality control laboratories serve also as product development laboratories. Three hundred square feet are devoted to administration, sales and marketing. This area contains the computers, communication equipment and the file systems necessary to establish technical offices, sales and marketing offices, finance and human resources. Equipment monitoring and security systems are in place.

Dr. Revazova is currently conducting basic research at the Scientific Center for Obstetrics, Gynecology and Perinatology  of the Russian Academy of Medical Sciences in Moscow. This laboratory contains all of the necessary equipment to complete Lifeline's early research goals in SCNT technology.

Employees

As of the date of this Report, ASC has no permanent employees. ASC currently has advisory agreement with companies that provide the services of Ken Swaisland (CEO) (The Samarac Corp. Ltd.), William Adams (CFO) (William Adams Accountancy Corporation), and Andrew Schwab (Secretary) (A. Scwhab & Associates).  Upon completion of the acquisition of Lifeline, ASC will employ those currently holding positions with Lifeline as described above.

Item 19.    Certain Relationships and Related Transactions

As set forth in Item 15, there are 33 holders of Lifeline LLC membership interests that are investors in the Company.  These shareholders are described in the table and, as LLC members, will have the right to tender their membership interests to the Company, upon satisfaction of certain conditions, in exchange for a pro-rata percentage of the 18,000,000 convertible preferred shares of the Company, having a conversion value of 90% of the preceding 30-day average per share after two-years, and as high as $9.00 per share at the end of 5 years from the date of exchange.

The other officers and directors have not had, during the preceding two years, any contractual relationships with each other or with any of the other shareholders of the Company, concerning any aspect of the Company, other than as described in Item 15, above.

Item 20.    Market for Common Equity and Related Stockholder Matters

Market Information

The Company, prior to this Registration, was a privately held corporation and no market existed for transactions related to shares of the Company's common stock.  Private sales or transfers were permitted under the respective state and Federal securities laws, subject to compliance with exemptions set forth under the respective statutory guidelines.

At June 30, 2005, the Company had 54 shareholders of record.  The transfer agent of our common stock is Transfer Online, Inc.  On August 1, 2005, Regal One Corporation declared a dividend distributing 1,000,000 shares to its shareholders of record on that date, increasing the number of shareholders by approximately 700.

Dividends

Future dividends on the common shares, if any, will be dependent upon the Company's earnings, financial conditions and other relevant factors as determined by the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the June 30, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	0	0	0

Total	0	0	0

 Item 21.  Executive Compensation

        The following table sets forth the aggregate annual remuneration of ASC's Chief Executive Officer and the other executive officers none of whose annual salary and bonus will exceed $100,000 in the fiscal year ending June 30, 2006 (collectively, the "named executive officers"). All amounts are in U.S. dollars unless otherwise noted.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other	Restricted Stock	Options	All Other Compensation

Ken F. Swaisland	2005*	0	0	0	0	0	0
Acting Chairman and CEO	2006	0	0	120,000	0	0	0

William Adams	2005*	0	0	0	0	0	0
Acting CFO	2006	0	0	30,000	0	0	0

Andrew Schwab	2005*	0	0	0	0	0	0
Secretary	2006	0	0	48,000	0	0	0

* For the period from March 15, 2005 (inception) through fiscal year end June 30, 2005 and to July 31, 2005, no officer was paid, nor were any salaries accrued.  All compensation commenced on August 1, 2005

The Company has entered into advisory agreements with its three officers, each calculated based upon monthly pay, with a renegotiation anticipated once ASC concludes the acquisition of Lifeline.

Mr. Swaisland, the acting Chief Executive Officer, is compensated $10,000 per month, commencing August 1, 2005, and continuing for a period of 18 months.  Should the Lifeline acquisition be completed while he is serving in this position, his monthly compensation will increase to $20,000.

Mr. Schwab is compensated $2,500 per month, increasing to $4,000 per month if his total number of committed hours increases to 130.   Mr. Adams, currently the acting Chief Financial Officer, is compensated $2,500 per month.  Both of these individuals are entitled to renegotiate their contracts upon the acquisition of Lifeline.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement.  This prospectus constitutes the prospectus of American Stem Cell Corporation filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.  Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

Item 22.    Financial Statements

FINANCIAL STATEMENTS

AMERICAN STEM CELL CORPORATION

(A Development Stage Company)

Period Ended June 30, 2005

And from Inception (March 15, 2005) through June 30, 2005

INDEX TO FINANCIAL STATEMENTS

Report of independent registered certified public accounting firm	F-2
Balance Sheet	F-3
Statement of Operations	F-4
Statements of Stockholders' Equity	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7
Proforma Unaudited Consolidated Balance Sheet	F-12
Proforma Unaudited Consolidated Statement of Operations	F-13
Note to Proforma Unaudited Consolidated Financial Statements.	F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

American Stem Cell Corporation

Los Angeles, California

We have audited the accompanying balance sheet of American Stem Cell Corporation (the "Company") as of June 30, 2005 and the related statements of operations, stockholders' equity  and cash flows for the initial period from inception May 15, 2005 through June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Stem Cell Corporation as of June 30, 2005 and the results of its operations and cash flows for the initial period from inception May 15, 2005 through June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company expects to incur losses and needs to raise capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ VASQUEZ & Company LLP

Los Angeles, California

September 12, 2005.

American Stem Cell Corporation
(A development stage company)
Balance Sheet
June 30, 2005

ASSETS
Receivable from trust account	$ 532,845

Total assets	$ 532,845

Liabilities and stockholders' equity
Accounts payable	$ -

Commitments and contingencies	-

Stockholders' equity
Preferred stock, $0.001 par value: 50,000,000 shares authorized; none issued	-
Common stock, $0.001 par value: 100,000,000 shares authorized; 36,545,002 shares issued and outstanding at June 30 , 2005	36,545
Additional paid-in-capital	499,893
Accumulated deficit	(3,593)
Total stockholders' equity	532,845

Total liabilities and stockholders' equity	$ 532,845

See accompanying notes.

American Stem Cell Corporation
(A development stage company)
Statement of Operations
From inception (March 15, 2005) through June 30, 2005

Revenue	$ -

Development expenses	-
Organizational costs	3,593
Loss before income taxes	(3,593)

Income taxes	-

Net loss	($ 3,593)

Basic earnings per share	$ - 0.00
Weighted shares	29,207,051

Fully diluted earnings per share	$ 0.00
Weighted shares	31,446,311

See accompanying notes.

American Stem Cell Corporation
(A development stage company)
Statement of Stockholders' Equity
From inception (March 15, 2005) through June 30, 2005

	Preferred stock		Common stock		Additional Paid-in-capital	Accumulated deficit	Stockholders' equity
	Shares	Amount	Shares	Amount
Sale of stock			36,545,002	$ 36,545	$ 499,893		$ 536,438
Net loss						(3,593)	(3,593)
							-
Balance at June 30, 2005	-	$ -	36,545,002	$ 36,545	$ 499,893	($ 3,593)	$ 532,845

See accompanying notes.

American Stem Cell Corporation
(A development stage company)
Statement of Cash Flows
From inception (March 15, 2005) through June 30, 2005

Net loss	($ 3,593)

Changes in operating assets and liabilities:
Receivable from trust account	(532,845)
Net cash used in operating activities	(536,438)

Financing activities
Proceeds from the sale of common stock	536,438
Net cash provided by financing activities	536,438

Increase in cash	-

Cash at beginning of period	-

Cash at end of period	$ -

See accompanying notes.

American Stem Cell Corporation

(A Development Stage Company)

Notes to Financial Statements

June 30, 2005

1. Organization and Significant Accounting Policies Organization

American Stem Cell Corporation ("ASC") was incorporated in the State of Nevada on March 15, 2005.  ASC is in the business of conducting biomedical research with its focus on the commercialization of stem cell technologies and therapies.  On July 1, 2005, ASC entered into an agreement to acquire Lifeline Cell Technology, LLC ("Lifeline").  Lifeline is currently in the business of supplying animal free growth media and other essential research tools to the key researchers in the world who are working on cell therapy cures.

Going Concern

The Company recently began operations and is in the development stage and as such expects to incur losses in the near future.  To sustain operations throughout 2005 and 2006, the Company needs to obtain additional capital. Without obtaining such additional capital, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management's plans in regard to these matters are focused in the following areas. First, the Company is actively engaged in raising capital from current and new investors.  Second, the Company is finalizing the acquisition of Lifeline Cell Technologies LLC, which will form the base for operations and growth of the business.

There can be no assurance that the Company will be successful in completing any of the above noted transactions or agreements or, if completed, that such transactions or agreements will result in cash flow sufficient to sustain the Company's operations through 2006.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Short-Term Investments

Management determines the appropriate classification of marketable securities at the time of purchase, and has classified all short-term investments as available-for-sale. Such securities are stated at fair value, with the unrealized gains and losses reported as a separate component of equity. Fair value is determined based on quoted market prices.

Property and Equipment

Property and equipment are stated at cost. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three to five years. The costs of major remodeling and leasehold improvements are capitalized and depreciated over the shorter of the remaining term of the lease or the life of the asset.

Long-lived Asset Impairment

The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their carrying value may not be recovered. The Company considers assets to be impaired and writes them down to fair value if expected associated cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows. The Company has determined that no material long-lived assets are impaired at June 30, 2005.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets.  The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis.  By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions.  SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance.  The provisions of SFAS 153 shall be applied prospectively.  The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment".  SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.  SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees.  However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used.  Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) is applicable for ASC effective the first interim period that starts after July 1, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and cannot determine the future impact as the Company does not have any "Share Based Payment" compensations programs, but may implement them in the future.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)". The amendments made by Statement 152 amend FASB Statement No. 066, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (1) incidental operations and (2) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

In December 2004, the FASB issued two FASB Staff Positions-FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign

Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position since the Company currently does not have any manufacturing operations or inventory.

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements for certain investments are effective for annual periods ending after December 15, 2003, and for other investments such disclosure requirements are effective for annual periods ending after June 15, 2004.

In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104 ("SAB No. 104"), "Revenue Recognition." SAB No. 104 supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104, which was effective upon issuance, rescinded certain guidance contained in SAB No. 101 related to multiple element revenue arrangements, and replaced such guidance with that contained in EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB No. 104 rescinded the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers issued with SAB No. 101. The revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, and therefore the adoption of SAB No. 104 did not have a material effect on the Company's results of operations or financial condition.

In January 2003, the FASB issued FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, FIN 46 was replaced by FASB interpretation No. 46(R) "Consolidation of Variable Interest Entities." FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. The Company does not currently have any variable interest entities that will be impacted by adoption of FIN 46(R).

Income Taxes

Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the liability method for deferred income taxes.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2. Receivable from trust account

Receivable from trust account consists of proceeds from the sales of the company's common stock being held in trust and was transferred to a corporate checking subsequent to June 30, 2005.

3. Stockholders' Equity Transactions

We are authorized to issue two classes of capital stock, to be designated, respectively, Preferred Stock and Common Stock.  The total number of shares of capital stock which we are authorized to issue is 150,000,000.  The total number of shares of Preferred Stock we are authorized to issue is 50,000,000, par value $0.001 per share.  The total number of shares of Common Stock we are authorized to issue is 100,000,000, par value $0.001 per share.  We had no Preferred Stock outstanding as of June 30, 2005.  We had 36,345,002 shares of Common Stock outstanding as of June 30, 2005.  The Company has not issued warrants or options to purchase the Company's capital stock.

4.  Stock Option Agreements

On March 15, 2005, the Company entered into a stock option agreement with Regal One Corporation.  The agreement calls for the issuance of a total of 1,500,000 options to purchase common stock at an exercise price of $3.00 per share.  The option expires on March 15, 2007.

On April 10, 2005, the Company entered into a stock option agreement with Array Capital Management, LLC.  The agreement calls for the issuance of 1,000,000 options to purchase common stock at an exercise price of $1.00 per share.  The option expires on March 31, 2006.

The following table summarizes stock option activity for the period from inception (March 15, 2005) through June 30, 2005

	Shares underlying options	Weighted average exercise price per share

Granted	2,500,000	$2.39
Exercised	-	-
Expired/forfeited	-	-
Outstanding at June 30, 2005	2,500,000	$2.39

The following table summarizes the stock options outstanding and exercisable at June 30, 2005:

Outstanding				Exercisable
Exercise Price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of Options	Weighted average exercise price

$3.00	1,500,000	1 year, 10 months	$3.00	1,500,000	$3.00
$1.00	1,000,000	9 months	$1.00	1,000,000	$1.00

5. Commitments and Contingencies

Lifeline Cell Technologies LLC

On July 1, 2005, ASC entered into a Share Exchange Agreement (the "Agreement") between ASC, Lifeline and members of Lifeline.  Pursuant to the terms of the Agreement, ASC will acquire 100% of the outstanding membership interests in Lifeline for 18,000,000 shares of ASC Series A Preferred Stock.  In addition, certain unrelated holders shall be entitled to purchase an additional 50,000 shares of ASC preferred stock at a price of $1.00 per share.  One of the conditions precedent to the completion of the acquisition transaction is that ASC has agreed to contribute the sum of not less than $2,500,000 in the form of cash or other form acceptable to both Lifeline and ASC.  The acquisition is expected to be completed by December 31, 2005.

As of the date of this Report, ASC has no permanent employees.  ASC currently has advisory agreements with companies that provide the services of Ken Swaisland (acting CEO) (The Samarac Corp. Ltd.), William Adams (acting CFO) (William Adams Accountancy Corporation), and Andrew Schwab (Secretary) (A. Schwab & Associates).  Upon completion of the acquisition of Lifeline, ASC will employ a CEO and CFO.  The advisory agreement with the acting CEO and acting CFO will continue after the positions are filled by full time employees.

6.  Subsequent Events

Subsequent to June 30, 2005 we sold an additional 140,000 shares of common stock for $140,000 and issued 10,000 shares for services.  We also loaned $300,000 to Lifeline receiving a promissory note in return (See Exhibit 10.6)

American Stem Cell Corporation
(A development stage company)
Proforma Unaudited Consolidated Balance Sheet
June 30, 2005
	American Stem Cell	Lifeline	Proforma Adjustments		Proforma Balance Sheet June 30, 2005
Assets
Current assets
Cash and cash equivalents		$ 49,369			$ 49,369
Receivable from trust	$ 532,845	-			532,845
Total current assets	532,845	49,369	-		582,214

Property and equipment, net		95,879			95,879
Patents, net		506,909	18,043,404	(b)	18,550,313
Organizational costs, net		-			-
Goodwill					-
Deposits and other assets		2,025			2,025
Total assets	$ 532,845	$ 654,182	$ 18,043,404		$ 19,230,431

Liabilities and stockholders' equity
Current liabilities
Accounts payable		$ 1,053			1,053
Accrued expenses		1,635			1,635
Related party payables		644,898			644,898
Total current liabilities	-	647,586	-		647,586

Stockholders' equity
Preferred stock, $0.001 par value: 50,000,000 shares authorized; none issued	-		18,050,000	(a)	18,050,000
Common stock, $0.001 par value: 100,000,000 shares authorized; 35,905,000 shares issued and outstanding at June 30 , 2005	36,545				36,545
Additional paid-in-capital	499,893				499,893
Members' contribution		2,410,000	(2,410,000)		-
Accumulated deficit	(3,593)	(2,403,404)	2,403,404		(3,593)
Total stockholders' equity	532,845	6,596	18,043,404		18,582,845
Total liabilities and stockholders' equity	$ 532,845	$ 654,182	$ 18,043,404		$ 19,230,431

See notes to Proforma unaudited consolidated financial statements

American Stem Cell Corporation
(A development stage company)
Proforma Unaudited Consolidated Statement of Operations
From Inception (March 31, 2005) to June 30, 2005
	American Stem Cell	Lifeline Six months ended June 30, 2005	Proforma Adjustments	Proforma Statement of Operations from inception to June 30, 2005
Revenues	$ -			$ -

Development expenses
Research and development		379,508		379,508
Marketing		4,644		4,644
General and administrative	3,593	139,273		142,865
Total development expenses	3,593	523,424	-	527,017

Loss from development activities	(3,593)	(523,424)	-	(527,017)

Other income (loss)
Interest income		4		4
Interest expense		(27,302)		(27,302)
Sublease income		3,600		3,600
Total other income (loss)	-	(23,698)	-	(23,698)

Loss before income tax	(3,593)	(547,123)	-	(550,715)

Provision for income taxes		800		800

Net loss	$ (3,593)	$ (547,923)	$ -	$ (551,515)

See notes to Proforma unaudited consolidated financial statements

American Stem Cell Corporation

Note to Proforma Unaudited Consolidated Financial Statements.

On July 1, 2005, American Stem Cell Corporation ("ASC") entered into an agreement to acquire Lifeline Cell Technology LLC (Lifeline). In connection therewith, ASC is planning to issue 18,050,000 shares of preferred stock and assumed certain liabilities of Lifeline. The following adjustments are necessary to present the acquisition of Lifeline as of July 1, 2005.

a. To record issuance of 18,050,000 shares of conditionally redeemable preferred stock valued at $1.00 per share for acquisition of Lifeline and eliminate the prior equity of Lifeline.

b. To allocate purchase price in excess of fair value of tangible assets to Lifeline Cell Technology LLC patents.  The fair value of the patents currently exceeds the proposed carrying value. Additional identifiable intangibles or goodwill will be determined upon completion of the fair value appraisal thereof. At the time this process is completed, the allocation of the purchase price may include goodwill and other identifiable intangibles.

Item 23.    Changes In and Disagreement With Accountant on Accounting and Financial Disclosure

None.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$ 4,052.75
Accounting fees and expenses*	50,000.00
Legal fees and expenses*	32,000.00
TOTAL	$86,052.75

* Estimated

Item 26. Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold from inception (March 15, 2005) to August 31, 2005, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The original incorporators and founders contributed $36,438 for their shares between March and May of 2005. These shares were issued without registration in reliance on the exemption provided by Rule 4(2) and Regulation S under the 1933 Act.  There was no advertising or solicitation involved in the sale of these shares.

Subsequent to May 1, 2005, a private placement, under the auspices of Rule 4(2) and Regulation S, raised $640,000 in cash and $10,000 in services.  These issuances are shown in the following table as shares issued at a price of $1.00 per share.

Name	Number of Shares	Consideration Paid	Date Acquired
Regal One Corporation (1)	2,000,000	$3,593	3/15/2005
Regal One Dividendees (1)	1,000,000		3/15/2005
Porchester Gardens Limited	500,000	$0.001/share	3/15/2005
North Central Capital Corp.	150,000	$0.001/share	3/15/2005
West America Venture Capital Corp.	50,000	$0.001/share	3/15/2005
Datsopoulos, Milton	125,000	$0.001/share	3/16/2005
Apex Investment Fund, Ltd	620,000	$0.001/share	3/17/2005
Robinson, Gordon C.	40,000	$0.001/share	3/21/2005
The Mccallum Law Firm LLC	125,000	$0.001/share	3/27/2005
Aldrich, Don Jr. Family Trust	48,165	$0.001/share	3/30/2005
Keller, Gregory S.	2,134,742	$0.001/share	3/31/2005
Swaisland, Kenneth F.	9,800,000	$0.001/share	4/1/2005
Avion Holdings, Inc.	2,700,000	$0.001/share	4/1/2005
Peeples, William	1,310,134	$0.001/share	4/1/2005
Michael D. Mcclain	270,000	$0.001/share	4/1/2005
Stow, Sharon	48,165	$0.001/share	4/1/2005
Hobbs, John H.	288,999	$0.001/share	4/2/2005
Taylor, Darrell Family Trust	48,165	$0.001/share	4/2/2005
Fischer, Louis Revocable Trust	655,069	$0.001/share	4/3/2005
Sebastian, Jeffrey	462,399	$0.001/share	4/3/2005
Karamooz, Mansoor	96,339	$0.001/share	4/3/2005
Feigenbaum, Irwin	24,084	$0.001/share	4/3/2005
Kakita, David	616,529	$0.001/share	4/4/2005
Stout, Dr. Warren	192,664	$0.001/share	4/4/2005
Gault, William	125,241	$0.001/share	4/4/2005
Hammon, Jeremy	86,700	$0.001/share	4/4/2005
Pay, Jeremy	92,480	$0.001/share	4/5/2005
Lieber Family Limited Partnership	481,664	$0.001/share	4/6/2005
Aldrich, James	48,165	$0.001/share	4/6/2005
Rubin, Jacques And Marlene	423,864	$0.001/share	4/7/2005
Revazova, Elena	924,799	$0.001/share	4/12/2005
Halvorson, Elling	96,335	$0.001/share	4/12/2005
Swaisland, Ron	50,000	$0.001/share	4/12/2005
Senese, Donna	40,000	$0.001/share	4/12/2005
Yka Partners Ltd.	2,404,477	$0.001/share	4/14/2005
Janus, Jeffrey	1,942,077	$0.001/share	4/14/2005
Array Capital Management	500,000	$0.001/share	4/14/2005
Keirstead, Han Stegmann	125,000	$0.001/share	4/14/2005
Fischer, Margaret H Revocable Trust	48,165	$0.001/share	4/14/2005
Catalytix LDC	200,000	$0.001/share	4/15/2005
Henderson, Mark	96,335	$0.001/share	4/19/2005
Adams, William B.	1,942,077	$0.001/share	4/20/2005
Smith, Shane	125,000	$0.001/share	4/20/2005

Janus, Jeffrey	48,165	$0.001/share	4/22/2005
Catalytix LDC	400,000	$0.001/share	4/24/2005
Hale, Ronald And Masayo	96,335	$0.001/share	4/24/2005
Wanger, Bernard	95,000	$0.001/share	4/24/2005
Herve M. Byron, M.D.	30,000	$0.001/share	4/24/2005
Bullock, Anthony Richard	1,500,000	$0.001/share	4/25/2005
Weiss, Stanford Family Trust	48,165	$0.001/share	4/27/2005
Dupuie, Marshall	48,165	$0.001/share	4/27/2005
Seacrest Partners I, Ltd.	443,129	$0.001/share	4/30/2005
A/A Partners	77,060	$0.001/share	5/1/2005
Karas, Michael	72,250	$0.001/share	5/1/2005
Lasch, The Jonathan G. Trust Dated Sep. 11, 2003	28,900	$0.001/share	5/1/2005
Catalytix Life Science Hedge	100,000	$0.001/share	5/1/2005
Catalytix, Ldc	400,000	$1.00/share	6/28/2005
Catalytix Life Science Hedge	100,000	$1.00/share	6/28/2005
James A. Urie	50,000	$1.00/share	7/14/2005
Phillip J. Scott	37,500	$1.00/share	7/19/2005
Jhmjr Ltd.	37,500	$1.00/share	7/25/2005
Paul Romhany	10,000	$1.00/share (2)	7/26/2005
Stephen And Carla O'Connell	15,000	$1.00/share	7/27/2005

Total shares outstanding	36,695,002

(1)   Regal obtained a total of 3,000,000 shares in exchange $3,593 for legal fees incurred by June 30, 2005 and a commitment to pay the legal fees associated with the filing of this Registration Statement.  Of the 3,000,000 shares, 1,000,000 shares are to be issued to the shareholders of Regal One Corp. as of August 1, 2005.

(2)  Payment was for services rendered.

Item 27. Exhibits

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean American Stem Cell Corporation, a Nevada corporation.

Exhibit Number	Description
3(i).1	Article of Incorporation of American Stem Cell Corporation, filed in Nevada on March 15, 2005
3(i).2	Approved Amendment to Articles of Incorporation
3(ii).1	Corporate Bylaws for American Stem Cell Corporation
5.1	Legal opinion and consent of Dieterich & Associates
10.1	Share Exchange Agreement between American Stem Cell Corporation and Lifeline Cell Technology, LLC, dated July 1, 2005.
10.2	Lock Up Agreement

10.3	Advisory Agreement, dated August 21, 2005, between ASC and The Samarac Corporation, for the services of Kenneth F. Swaisland
10.4	Advisory Agreement, dated August 21, 2005, between ASC and A. Schwab & Associates, Inc. for the services of Louis A. Schwab
10.5	Advisory Agreement, dated August 22, 2005 between ASC and William Adams Accountancy Corporation for the services of William Adams
10.6	Promissory Note from Lifeline to ASC for $300,000, dated August 28, 2005
10.7	Option Agreement with Regal One Corporation for 1,500,000 shares, dated March 15, 2005
10.8	Option Agreement with Array Capital, LLC for 1,000,000 shares April 10, 2005
14.1	ASC Code of Ethics
23.1	Consent of Dieterich & Associates (included with Exhibit 5.1)
23.2	Consent of ASC's Auditors

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Los Angeles, California on September 20, 2005.

American Stem Cell Corporation

                                                                                                                                                                                                                    By:  /s/ Ken F. Swaisland

                                                                                                                                                                                                                    Ken F. Swaisland

                                                                                                                                                                                                                    Chief Executive Officer and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
Ken F. Swaisland	Chairman/CEO/Director	September 20, 2005
William Adams	CFO/Director	September 20, 2005
Andrew Schwab	Secretary	September 20, 2005
Ken Sorenson	Director	September 20, 2005
Jeffery Janus	Director	September 20, 2005
Milt Datsopoulos	Director	September 20, 2005
Michael McClain	Director	September 20, 2005